Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 24 OCTOBER 2014

(1) ANTHONY CLARKE AND OTHERS

(2) ZOGENIX, INC.

(3) ZOGENIX EUROPE LIMITED

and

(4) BRABANT PHARMA LIMITED

AGREEMENT

for sale and purchase of

BRABANT PHARMA LIMITED

CONTENTS

1	INTERPRETATION	1

2	SALE AND PURCHASE OF SHARES	11

3	CONSIDERATION	11

4	COMPLETION	14

5	CONSIDERATION SHARES	16

6	REPAYMENT OF MILESTONE CONSIDERATION	16

7	REPAYMENT OF ROYALTY CONSIDERATION	17

8	WARRANTIES	17

9	LIMITATIONS ON SELLERS’ LIABILITY	18

10	BUYER’S WARRANTIES AND UNDERTAKINGS	18

11	DEVELOPMENT OF THE PRODUCTS	18

12	SELLER PROTECTIONS	19

13	SELLERS’ REPRESENTATIVE	20

14	CONFIDENTIALITY	21

15	RESTRICTIVE COVENANTS	21

16	ANNOUNCEMENTS	22

17	NOTICES	22

18	ENTIRE AGREEMENT	23

19	SET OFF	23

20	FURTHER ASSISTANCE	24

21	INVALIDITY	24

22	EFFECT OF COMPLETION	24

23	WAIVER	24

24	COSTS	24

25	ASSIGNMENT	24

26	COUNTERPARTS	24

27	GUARANTEE	24

28	LAW AND JURISDICTION	25

29	SERVICE OF PROCESS	25

THIS AGREEMENT is made by way of a deed on 24 October 2014

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (the “Sellers”);

(2)	ZOGENIX EUROPE LIMITED a company incorporated in England and Wales with registered number 07275920, whose registered office is situated at 11th floor Whitefriars, Lewins Mead, Bristol BS1 2NT (the “Buyer”);

(3)	ZOGENIX, INC. a company incorporated in the State of Delaware with registered number 4157281, whose principal place of business is at 12400 High Bluff Drive, Suite 650, San Diego CA 92130, USA (the “Guarantor”); and

(3)	BRABANT PHARMA LIMITED a company incorporated in England and Wales with registered number 08330213, whose registered office is situated at 74 Gartside Street, Manchester M3 3EL, UK (the “Company”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“A Ordinary Shares”	means the A ordinary shares of £0.01 each in the capital of the Company

“Accounts”	means the abbreviated accounts of the Company made up to the Accounts Date

“Accounts Date”	means 30 June 2014

“Act”	means the Companies Act 2006

“Actual Net Cash Amount”	means the net cash position of the Company in US dollars (using an agreed foreign exchange rate of $1.6029 for £1) on the date of Completion as determined pursuant to Clause 3.3

“Affiliate”	means in relation to a person, any person that (a) is an associate of that first mentioned person within the meaning of section 435 of the Insolvency Act 1986; or (b) controls, is controlled by, or is under common control with, that first-mentioned person. A company is an affiliate of another company if:

(i) the same person has control of both, or a person has control of one and persons who are his affiliates, or he and persons who are his affiliates, have control of the other; or

(ii) if a group of two or more persons has control of each company, and the groups either consist of the same persons or could be regarded as consisting of the same persons by treating (in one or more cases) a member of either group as replaced by a person of whom he is an affiliate

“Agreed Form Documents”	means:

(a) the Disclosure Letter;

(b) the Milestone Loan Stock Instruments;

(c) the Royalty Loan Stock Instruments;

(d) the Consultancy Contracts; and

(e) the Escrow Agreement

“Antitrust Laws”	means all applicable legislation, judgments, decisions, and other legislative measures or decisions having the force of law, agreements between states, or between states and supranational bodies, rules of common law and customary law and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers

“Assets”	means the assets of the Company at the Completion Date

“B Ordinary Shares”	means the B ordinary shares of £0.01 each in the capital of the Company

“Benefit”	means a payment, discount, credit, indemnity, saving or other similar benefit

“Business Day”	means 9.00am to 5.00pm on any day (other than a Saturday) on which clearing banks in the City of London are open for the transaction of normal sterling banking business

“Buyer’s Group”	means the Buyer, a subsidiary or holding company for the time being of the Buyer and a subsidiary for the time being of a holding company of the Buyer and (once Completion has occurred) includes the Company for so long as it is a direct or indirect subsidiary of the Buyer

“Buyer’s Warranties”	means the warranties contained in Clause 10 and Schedule 6 and references to a “Buyer’s Warranty” shall be construed accordingly

“Claim”	means any claim (whether in contract, tort, misrepresentation or otherwise) made by the Buyer for breach of any of the Warranties (including, for the avoidance of doubt, the Tax Warranties) but, for the avoidance of doubt, excluding any Financial Indebtedness Claim

“Clinical Trial”	means any trial undertaken with regard to an investigational medicinal product in human subjects designed to obtain information and data on the safety and/or efficacy of that investigational medicinal product with a view to compiling a dossier to submit to a Regulatory Authority to obtain a Regulatory Approval for that investigational medicinal product

“Combination Product”	means a pharmaceutical or veterinary product containing, as its active ingredients, the Product and another active ingredient in combination

“Commercially Reasonable Efforts”	means [***]

“Company Sellers”	means Reyker Nominees Limited and Aquarius Life Sciences Limited

“Completion”	means completion of the sale and purchase of the Shares in accordance with this Agreement

“Completion Date”	means the date of this Agreement

“Confidential Information”	means all information (not in the public domain) concerned with the operation of any technology or process, trade secrets, the design or development of any products or schemes; the marketing of any products or services (including customer lists, financial information, business plans, clinical and product development plans, strategies, business forecasts, sales and merchandising materials, patent disclosures, patent applications, structures, models, techniques, know-how, trade secrets, processes, compositions, formulations, sales statistics, survey reports, market share data, compounds and apparatus relating to the same and other proprietary information related to the current, future and proposed products and services

“Connected Person”	means, in each case, to the extent that they are involved on behalf of a party, (a) a party’s officers, employees, group undertakings, agents and advisers, (b) officers, employees, agents and advisers of a party’s group undertakings; and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser

“Consideration”	means the Final Cash Consideration, the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock

“Consideration Shares”	means shares of common stock in the issued share capital of the Guarantor

“Consultancy Contracts”	means (i) the consultancy contract between the Company and Anthony Clarke in the agreed form and (ii) the consultancy contract between the Company and Richard Stewart in the agreed form

“Co-Packaged Product”	means any pharmaceutical or veterinary product in which the Product is packaged or bundled with another pharmaceutical or veterinary product and sold together

“CTA 2010”	means the Corporation Tax Act 2010

“Data Protection”	has the meaning given by the Data Protection Act 1998

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Deductions”	means such deductions as are customarily allowed in the calculation of net sales under generally accepted accounting principles in the US, together with:

	(a)	normal and customary trade, cash or quantity discounts (including chargebacks and allowances) and commercial rebates (including discounts, rebates and other price concession paid under managed care contracts) actually allowed

	(b)	rebates and discounts paid under federal and state government subsidy or reimbursement programs (such as Medicaid or Medicare)

	(c)	actual amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide priced reductions determined by the Buyer’s Group or any of the Company’s other Affiliates in good faith

	(d)	redemption costs associated with Product voucher, coupon, loyalty card or other co-pay or patient assistance programs

	(e)	transportation costs, distribution expenses (including fees paid under inventory management agreements or comparable agreements with wholesalers, retailers, and distributors), special packaging and related insurance charges actually paid to the extent that such items are included in the gross amount invoiced

	(f)	excise taxes, selling taxes (including VAT), other consumption taxes and customs duty imposed on the sale, importation, use or distribution of fenfluramine (but not including taxes assessed against the income derived from such sale), in each case, only to the extent actually remitted to or credited by the relevant Tax Authority

“Deed of Accession”	means a deed of accession in the form set out in Schedule 9

“Development Plan”	means the high level plan for the development and launch of the Products prepared by the Buyer in consultation with the Sellers including but not limited to plans for clinical development and trials, manufacturing, the seeking and obtaining of Regulatory Approvals and strategies for named patient sales and Product launch strategies, as may be revised by the Buyer from time to time

“Disclosed”	means fairly disclosed in the Disclosure Letter with sufficient detail to enable a reasonable buyer to make a reasonably informed assessment of the nature and significance of the relevant matter

“Disclosure Letter”	means the letter (together with all the documents attached to it) from the Warrantors to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement

“Employee”	means Anthony Clarke, Richard Stewart, Jennifer Watson and Anne Soenen-Darcis

“Encumbrance”	means any interest or equity of any person (including any rights to acquire, option or right of pre-emption), any mortgage, charge, lien, hypothecation, assignment or pledge

“Escrow Account”	means the account opened with Barclays Bank plc by the Escrow Agent for the purposes of depositing the sum of $2,000,000 in accordance with Clause 4.4.5 of this Agreement

“Escrow Agent”	means Global Loan Services Limited acting as escrow agent pursuant to the Escrow Agreement

“Escrow Agreement”	means the escrow agreement dated • between the Buyer, Duncan Peyton and Global Loan Services Limited (as Escrow Agent)

“Escrow Amount”	means the sum of $2,000,000 (being part of the Consideration) plus any interest accruing on it from time to time to be held in the Escrow Account less any sums paid out in accordance with Schedule 8 or the Escrow Agreement

“Escrow Period”	has the meaning set out in Schedule 8

“Estimated Net Cash Amount”	means $8,428,022.50 being the Sellers’ estimate of the net cash position of the Company in US dollars on the date of Completion in the format set out in the agreed form balance sheet of the Company

“Event”	means any event, act, transaction, arrangement, default or omission, including, without limitation, the receipt or accrual of any income or gains or any distribution, failure to distribute, cessation or commencement of business, acquisition, disposal, transfer, payment, loan or advance

“FDA”	means the Food and Drug Administration in the United States

“Field”	means the treatment of Dravet Syndrome or Lennox Gastaut Syndrome

“Final Cash Consideration”	has the meaning set out in Clause 3.2.1

“Final Milestone Longstop Date”	means the last to occur of the Milestone 1 Longstop Date, the Milestone 2 Longstop Date, the Milestone 3 Longstop Date and the Milestone 4 Longstop Date (as each such terms is defined in Schedule 2)

“Financial Indebtedness”	(a) all outstanding loans, finance leases, contract hire agreements, letters of credit, loan stocks, bonds, debentures, notes, overdrafts or any other financing indebtedness or other arrangements the purpose of which is to raise money, owed by the Company as at Completion;

(b) any accrued but unpaid interest on any of the foregoing up to the close of business on the Completion Date; and

(c) any break fees or prepayment penalties, premiums, fees, costs or expenses which may be incurred by the Company in relation to the repayment or termination of any of the foregoing on the Completion Date

“Financial Indebtedness Claim”	means any claim (whether in contract, tort, misrepresentation or otherwise) made by the Buyer for breach of any of the warranties and undertakings given in Clause 3.12

“Growth Shares”	means the growth ordinary shares of £0.01 each in the capital of the Company

“IHTA”	means the Inheritance Tax Act 1984

“Indebtedness”	means any indebtedness (or any other existing obligation for the payment or repayment) for or in respect of: (i) monies borrowed; (ii) any amount raised by acceptance under any acceptance credit facility; (iii) any amount raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument

“Individual Sellers”	means Richard Stewart, Anthony Clarke, Anne Soenen-Darcis and Jennifer Watson

“Intellectual Property”	means all intellectual property used, or required to be used, by the Company in, or in connection with its business including trade marks, service marks, patents, registered design rights, applications for any of the foregoing, unregistered trade marks and service marks, trade and business names including rights in any get-up or trade dress, copyrights, unregistered design rights, inventions, know-how, trade secrets and Confidential Information

“Investment Agreement”	means the existing investment agreement entered into on 8 March 2013 among the Company and the Sellers amongst others, and as amended on 17 June 2014 and 22 June 2014

“Liability for Tax”	means any liability to make an actual payment or increased payment of Tax

“Licence”	means a licence, permit, certificate, consent, approval, registration or authorisation required by law for, or otherwise desirable in connection with, the operation of the business of the Company

“Licence Agreement”	means the licence agreement between the Company, the Katholieke Universiteit Leuven and University Hospital Antwerp dated 1 September 2012 as amended and restated

“MAA”	means a Marketing Authorisation Application

“Management Accounts”	means the management accounts of the Company, comprising the unaudited balance sheet, and the unaudited profit and loss account and cash flow statement for the financial period ended on 30 September 2014

“Material Contract”	means each of the contracts listed in Schedule 10

“Milestone Consideration”	means the Milestone Loan Stock

“Milestone Drop Dead Date”	means the earlier to occur of the Final Milestone Longstop Date and a Voluntary Milestone Payment

“Milestone Event”	means the events detailed in Schedule 2

“Milestone Loan Stock”	means the Series A Loan Stock, the Series B Loan Stock, the Series C Loan Stock and the Series D Loan Stock

“Milestone Loan Stock Instruments”	means the Series A Loan Stock Instrument, the Series B Loan Stock Instrument, the Series C Loan Stock Instrument and the Series D Loan Stock Instrument

“NDA”	means a New Drug Application

“Net Sales”	means the gross amount invoiced for sales or other dispositions of the Products by the Company, any of its Affiliates or licensees appointed by the Company or any of its Affiliates in bona fide arms-length transaction with third parties (but excluding, for the avoidance of doubt, any sales made prior to the satisfaction of Milestone 4), less any Deductions

“Ordinary Shares”	means the ordinary shares of £0.01 each in the capital of the Company

“Principal Warranties”	means all of the Warranties other than those set out at paragraphs 7, 13, 14, 15, 16, 19, 20 and 21 of Schedule 4

“Principal Warranty Claim”	means any Claim under the Principal Warranties

“Product”	means [***]

“Property”	means the office space at Century House, Wargrave Road, Henley on Thames, Oxfordshire RG9 2JT occupied under a tenancy at will dated 4 April 2013

“Provisional Cash Consideration”	has the meaning set out in Clause 3.2.1

“Quarter Day”	means each of 31 March, 30 June, 30 September and 31 December each year

“Regulatory Approval”	means, with respect to the relevant territory, approval from the relevant Regulatory Authority for the prescribing and selling of any Product including, where required, pricing and reimbursement approvals

“Regulatory Authority”	means the FDA and/or the European Medicines Agency

“Relief”	means any relief, allowance, deduction or set-off relevant to the computation of any Liability for Tax or any credit against Tax or right to repayment of Tax

“Royalty Consideration”	means the Royalty Loan Stock

“Royalty Loan Stock”	means the Series E Loan Stock, the Series F Loan Stock, the Series G Loan Stock, the Series H Loan Stock, the Series I Loan Stock, the Series J Loan Stock, the Series K Loan Stock, the Series L Loan Stock, the Series M Loan Stock and the Series N Loan Stock

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Royalty Loan Stock Instruments”	means the Series E Loan Stock Instrument, the Series F Loan Stock Instrument, the Series G Loan Stock Instrument, the Series H Loan Stock Instrument, the Series I Loan Stock Instrument, the Series J Loan Stock Instrument, the Series K Loan Stock Instrument, the Series L Loan Stock Instrument, the Series M Loan Stock Instrument and the Series N Loan Stock Instrument

“Royalty Milestones”	means the milestones set out in paragraph 1 of Schedule 3

“Royalty Milestone Longstop Date”	means the earlier of the date on which a Voluntary Royalty Payment occurs and the date falling twenty (20) years after the Completion Date

“Securities Act”	means the United States Securities Act of 1933

“Sellers’ Representative”	means, in relation to the Individual Sellers, Duncan Peyton of 74 Gartside Street, Spinningfields, Manchester, M3 3EL or failing him, any such other person as the Individual Sellers agree in accordance with Clause 13.4

“Sellers’ Solicitors”	means Pinsent Masons LLP of 30 Crown Place, London EC2A 4ES, United Kingdom

“Series A Loan Stock”	means the loan stock issued pursuant to the Series A Loan Stock Instrument

“Series A Loan Stock Instrument”	means the Series A loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series B Loan Stock”	means the loan stock issued pursuant to the Series B Loan Stock Instrument

“Series B Loan Stock Instrument”	means the Series B loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series C Loan Stock”	means the loan stock issued pursuant to the Series C Loan Stock Instrument

“Series C Loan Stock Instrument”	means the Series C loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series D Loan Stock”	means the loan stock issued pursuant to the Series D Loan Stock Instrument

“Series D Loan Stock Instrument”	means the Series D loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series E Loan Stock”	means the loan stock issued pursuant to the Series E Loan Stock Instrument

“Series E Loan Stock Instrument”	means the Series E loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series F Loan Stock”	means the loan stock issued pursuant to the Series F Loan Stock Instrument

“Series F Loan Stock Instrument”	means the Series F loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series G Loan Stock”	means the loan stock issued pursuant to the Series G Loan Stock Instrument

“Series G Loan Stock Instrument”	means the Series G loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series H Loan Stock”	means the loan stock issued pursuant to the Series H Loan Stock Instrument

“Series H Loan Stock Instrument”	means the Series H loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series I Loan Stock”	means the loan stock issued pursuant to the Series I Loan Stock Instrument

“Series I Loan Stock Instrument”	means the Series I loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series J Loan Stock”	means the loan stock issued pursuant to the Series J Loan Stock Instrument

“Series J Loan Stock Instrument”	means the Series J loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series K Loan Stock”	means the loan stock issued pursuant to the Series K Loan Stock Instrument

“Series K Loan Stock Instrument”	means the Series K loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series L Loan Stock”	means the loan stock issued pursuant to the Series L Loan Stock Instrument

“Series L Loan Stock Instrument”	means the Series L loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series M Loan Stock”	means the loan stock issued pursuant to the Series M Loan Stock Instrument

“Series M Loan Stock Instrument”	means the Series M loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Series N Loan Stock”	means the loan stock issued pursuant to the Series N Loan Stock Instrument

“Series N Loan Stock Instrument”	means the Series N loan stock instrument in the agreed form to be executed by the Buyer on Completion

“Service Document”	means any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales

“Severance Agreements”	means the severance agreements in the agreed form between each of the Employees and the Company

“Shares”	means the Ordinary Shares, the A Ordinary Shares, the B Ordinary Shares and the Growth Shares comprising the whole of the issued share capital of the Company

“Tax”	means:

(a) capital gains tax, corporation tax, customs and excise duties, income tax (including PAYE), inheritance tax, national insurance contributions, stamp duty, stamp duty land tax, stamp duty reserve tax and VAT
(b) all interest, penalties and fines relating to any of the above or to a failure to make any return or supply any information in connection with any of the above, but excluding any such amount which arises or is increased by any delay or omission of the Buyer or its agents or of the Company after Completion

“Tax Authority”	means any government, state or other fiscal, revenue, customs or excise authority, body or official having functions in relation to Tax (including, for the avoidance of doubt, HMRC)

“Tax Claim”	means a Claim under the Tax Warranties

“Tax Warranties”	means the warranties contained in paragraph 22 of Schedule 4

“TCGA”	means the Taxation of Chargeable Gains Act 1992

“Transaction Documents”	has the meaning given to the term in Clause 13.1.3

“VAT”	means value added tax

“VATA”	means the Value Added Tax Act 1994

“Voluntary Milestone Payment”	has the meaning set out in Clause 6.2

“Voluntary Royalty Payment”	has the meaning set out in Clause 7.2

“Warranties”	means the warranties contained in Schedule 4 and references to a “Warranty” shall be construed accordingly

“Warrantors”	means Anthony Clarke and Richard Stewart, and “Warrantor” shall be construed accordingly

1.2	In this Agreement, a reference to:

1.2.1	a Clause or Schedule is a reference to a clause of and schedule to this Agreement;

1.2.2	a document “in the agreed form” is a reference to a document in the form approved and, for the purposes of identification only, signed by the Buyer and the Sellers’ Representative on behalf of the Sellers (in each case with such amendments as may be agreed by or on behalf of the Buyer and the Sellers’ Representative on behalf of the Sellers);

1.2.3	a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the after date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it, except to the extent that any such modification, replacement, amendment or re-enactment would increase or extend the liability of the Sellers under this Agreement;

1.2.4	“costs” includes a reference to costs, charges and expenses of every description;

1.2.5	a “person” includes a reference to an individual, partnership, unincorporated association or body corporate wherever situate;

1.2.6	a “subsidiary”, “holding company” and “body corporate” has the respective meaning set out in sections 1159 and 1173 of the Act;

1.2.7	“company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.2.8	a “connected person” is a reference to a person connected with another within the meaning of section 1122 of CTA 2010;

1.2.9	references to “$”, “US$” or “USD” is a reference to the lawful currency of the United States of America; and

1.2.10	words, expressions or abbreviations detailed in the Schedules shall have the same meaning in this Agreement except where otherwise provided.

1.3	The Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4	The headings to Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5	Any statement which refers to the knowledge or belief of the Sellers or so far as the Warrantors are aware, or any similar expression shall be limited to the knowledge, belief or awareness of the Warrantors having made all reasonable enquiries.

2.	SALE AND PURCHASE OF SHARES

2.1	The Sellers agree to sell and transfer with full title guarantee, and the Buyer agrees to buy, or procure the purchase of, the whole of the legal and beneficial interest in the Shares with effect from and including Completion together with all rights attached or accruing to them at the date of this Agreement.

2.2	Each Seller covenants to the Buyer that it has the right to sell and transfer the whole of the legal and beneficial interest in and title to the Shares set out opposite its name in Schedule 1.

2.3	Each Seller covenants to the Buyer that the Shares set out opposite its name in Schedule 1 are free from all Encumbrances.

2.4	Each Seller covenants to the Buyer that the Buyer will, upon registration as owner of the Shares set out opposite its name in Schedule 1 in the register of members of the Company, be entitled to exercise all rights attached or accruing to such Shares including, without limitation, the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after such registration.

2.5	The Sellers covenant to the Buyer that the Shares comprise the whole of the Company’s allotted and issued share capital as at Completion and are fully paid or credited as fully paid and that no person has the right (whether now or in the future) to call for the issue, allotment, conversion, redemption, sale or transfer of any shares or other securities of the Company.

2.6	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Shares (or any of them) conferred on him under the articles of association of the Company, any shareholders’ agreement in respect of the Company or otherwise.

3.	CONSIDERATION

3.1	The consideration for the purchase of the Shares is the Final Cash Consideration, the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock.

3.2	The initial consideration for the purchase of the Shares shall be satisfied as follows:

3.2.1	an amount in cash of $20,000,000 plus an amount equal to the Estimated Net Cash Amount less $42,140.11 (the “Provisional Cash Consideration”), subject to adjustment as set out in Clause 3.8 (as so adjusted the “Final Cash Consideration”);

3.2.2	$15,000,000 to be satisfied by the issue of 11,995,202 Consideration Shares to be issued (credited as fully paid) by the Guarantor to the Sellers on Completion, in accordance with the provisions of Clause 5;

3.2.3	by the issue of:

(a)	Milestone Loan Stock:

(i)	$10,000,000 principal amount of Series A Loan Stock;

(ii)	$10,000,000 principal amount of Series B Loan Stock;

(iii)	$15,000,000 principal amount of Series C Loan Stock;

(iv)	$15,000,000 principal amount of Series D Loan Stock;[3]

(b)	Royalty Loan Stock:

(i)	$4,500,000 principal amount of Series E Loan Stock;

(ii)	$4,500,000 principal amount of Series F Loan Stock;

(iii)	$4,500,000 principal amount of Series G Loan Stock;

(iv)	$4,500,000 principal amount of Series H Loan Stock;

(v)	$4,500,000 principal amount of Series I Loan Stock;

(vi)	$4,500,000 principal amount of Series J Loan Stock;

(vii)	$4,500,000 principal amount of Series K Loan Stock;

(viii)	$4,500,000 principal amount of Series L Loan Stock;

(ix)	$4,500,000 principal amount of Series M Loan Stock; and

(x)	$4,500,000 principal amount of Series N Loan Stock.

3.3	The Buyer shall prepare a statement indicating the Actual Net Cash Amount in accordance with the principles, practices and policies used in calculating the Accounts and certifying the Actual Net Cash Amount (the “Completion Statement”) in writing to the Sellers within 10 Business Days of Completion.

3.4	No later than 5 Business Days after receipt of the Completion Statement, if the Sellers disagree with the Actual Net Cash Amount as indicated by the Completion Statement, the Sellers shall serve a written notice on the Buyer stating that the Actual Net Cash Amount is not agreed (a “Dispute Notice”). In the case of any disagreement, the Dispute Notice shall specify in reasonable detail: (i) each matter or item in dispute; and (ii) any adjustments which in the Sellers’ opinion should be made to the Completion Statement.

3.5	If, 5 Business Days after receipt of the Completion Statement, a Dispute Notice has not been served in accordance with Clause 3.4, the Actual Net Cash Amount shall be final and binding on the parties.

3.6	If the Sellers serve a Dispute Notice in accordance with Clause 3.4, the parties shall, during the period of 10 Business Days commencing on the date of the Buyer’s receipt of the Dispute Notice (the “Resolution Period”), seek in good faith to reach agreement on the disputed matters. If agreement is reached within the Resolution Period, the agreed Actual Net Cash Amount shall be final and binding on the parties.

3.7	If agreement has not been reached upon the expiration of the Resolution Period, at any time following the expiry of the Resolution Period either party may, by written notice to the other party, require the disputed matters to be referred to an expert for determination.

3.8	Within 5 Business Days of the agreement or determination of the Actual Net Cash Amount pursuant to this Clause 3:

3.8.1	if the Estimated Net Cash Amount exceeds the Actual Net Cash Amount, then the Sellers shall pay an amount equal to the excess to the Buyer; and

3.8.2	if the Actual Net Cash Amount exceeds the Estimated Net Cash Amount, then the Buyer shall pay an amount equal to the excess to the Sellers.

3.9	The Provisional Cash Consideration less $2,000,000 shall be paid by telegraphic transfer for same day value by the Buyer to the Sellers’ Solicitors’ US Dollar bank account, details of which are:

Bank: Royal Bank of Scotland International

Swift/BIC code: RBOSGB2L

Account Name: Pinsent Masons LLP Client account

Sort Code: 15-80-00

Account Number: MACLGE-USDC

IBAN: GB83 RBOS 1663 0000 1364 61

3.10	Each of the Sellers directs that any cash payment due to the Sellers under this Agreement shall be made to the account of the Sellers’ Solicitors set out in Clause 3.9. The Sellers hereby direct that the Sellers’ Solicitors shall receive (and give a good receipt for) any cash payment made pursuant to this Agreement to the account set out in Clause 3.9 as agent for the Sellers, and the Buyer shall not be concerned with the basis upon which any such payment shall be distributed between the various Sellers by the Sellers’ Solicitors. Payment of the Provisional Cash Consideration by the Buyer to the account set out in Clause 3.9 shall constitute a full discharge of the Buyer’s obligation to pay that amount.

3.11	Subject to Clause 3.12, the Consideration shall be divided among the Sellers in the proportions and amounts specified in Part 2 of Schedule 1.

3.12	Each of the Warrantors jointly and severally warrants and undertakes to the Buyer that other than as Disclosed in the Disclosure Letter, the Company has no Financial Indebtedness as at the date of this Agreement. Subject to Completion occurring, in the event of any breach of the warranty and undertaking given by the Warrantors in this Clause 3.12, the Warrantors shall indemnify and reimburse to the Buyer on demand, on a dollar for dollar basis in respect of the warranty and undertaking given in this Clause 3.12 the total amount of any Financial Indebtedness of the Company, provided that any claim to be made by the Buyer pursuant to this Clause 3.12 must be made in writing within 12 months following the date of this Agreement. Any payment made to the Buyer pursuant to this Clause 3.12 shall be treated as a reduction of the Consideration paid for the Shares, and such payment shall fully discharge the Warrantors’ obligations under this Clause 3.12. The Buyer shall not seek payment from the Warrantors under this Clause 3.12 if and to the extent it is able to seek payment in respect of that Financial Indebtedness Claim pursuant to Schedule 8.

3.13	The Sellers hereby irrevocably and unconditionally instruct the Sellers’ Solicitors to deduct from the Provisional Cash Consideration entitlement of each Seller, its due proportion of the following amounts payable to the following persons:

(1) Creditor	(2) Amount
Aquarius Life Science Limited	£120,000
KPMG	£12,000
KPMG	£10,800
KPMG	£9,600
Summ.IT	£12,000
Pinsent Masons LLP	£182,430
Guggenheim	£1,235,722
TOTAL	£1,582,552

and the “due proportion” shall be the proportion which the element of the Provisional Cash Consideration of the Seller in question as set out in column (2) of Part 2 of Schedule 1 bears to the total Provisional Cash Consideration.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Sellers’ Solicitors on the Completion Date when all the business referred to in Clauses 4.2 to 4.4 shall be transacted, or at such other time and place as may be agreed between the parties.

4.2	At Completion the Sellers shall deliver or shall procure the delivery or make available to the Buyer:

4.2.1	duly executed transfers of the Shares to the Buyer together with the share certificates for all the Shares (or an indemnity in a form reasonably satisfactory to the Buyer in the case of any missing certificate);

4.2.2	the statutory books of the Company (duly written up to date as at immediately prior to Completion) and its Certificate of Incorporation;

4.2.3	all documents of title relating to the Intellectual Property and Confidential Information;

4.2.4	letters of resignation from the existing directors of the Company, in the agreed form;

4.2.5	board resolutions of each of the Company Sellers or other written materials evidencing the authority of the person signing a Transaction Document to which each is a party on behalf of that Company Seller;

4.2.6	bank statements certifying the current and deposit account balances of the Company as at the close of business on the Business Day preceding Completion;

4.2.7	a duly executed counterpart of the Disclosure Letter;

4.2.8	a duly executed counterpart of the Escrow Agreement;

4.2.9	a signed valid termination notice terminating the tenancy at will in respect of the Property with effect from Completion;

4.2.10	the Consultancy Contracts duly executed by the individual parties thereto; and

4.2.11	the Severance Agreements duly executed by the individual parties thereto.

4.3	At Completion the Sellers shall procure that a board meeting of the Company is held at which the directors:

4.3.1	approve the registration of the share transfers referred in Clause 4.2.1 (subject only to stamping);

4.3.2	accept the resignations of all the existing directors of the Company and appoint Dr. Stephen Farr, Mr. Roger Hawley and Ms. Ann Rhoads as directors of the Company with effect from the end of the meeting;

4.3.3	revoke all existing authorities to bankers regarding the operation of the Company’s bank accounts and give authority in favour of persons nominated by the Buyer to operate such accounts;

4.3.4	approving the execution by the Company of the Severance Agreements and the notice of termination referred to in Clause 4.2.9;

4.3.5	change the Company’s accounting reference date to 31 December; and

4.3.6	change the Company’s registered office address to 11th Floor, Whitefriars, Lewins Mead, Bristol BS1 2NT.

4.4	At Completion the Buyer shall:

4.4.1	pay:

(a)	the Provisional Cash Consideration less $2,000,000 to the account referred to in Clause 3.9; and

(b)	$2,000,000 to the Escrow Account;

4.4.2	procure that the Consideration Shares are allotted and issued credited as fully paid[, and procure the delivery to each Company Seller and, in the case of the Individual Sellers, the Sellers’ Representative duly executed share certificates in the name of the relevant Seller for the number of Consideration Shares as set out opposite that Seller’s name in Part 2 of Schedule 1;

4.4.3	issue the Milestone Loan Stock at par, credited as fully paid, and deliver to each Seller duly executed certificates in the relevant Seller’s name for nominal amount of Milestone Loan Stock set opposite the name of the relevant Seller name in Part 2 of Schedule 1;

4.4.4	issue the Royalty Loan Stock at par, credited as fully paid, and deliver to each Seller duly executed certificates in the relevant Seller’s name for nominal amount of Royalty Loan Stock set opposite the name of the relevant Seller name in Part 2 of Schedule 1;

4.4.5	sign the Escrow Agreement;

4.4.6	procure that the Company will pay, to the extent due and payable and not already paid the accounts payable taken into account in calculating the Actual Net Cash Amount within 10 Business Days of Completion; and

4.4.7	deliver to the Sellers:

(a)	copies (in each case certified to be a true copy by a director or secretary of the Buyer) of a resolution of the Buyer’s board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement, the Milestone Loan Stock Instruments, the Royalty Loan Stock Instruments and the allotment and issue of the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock;

(b)	a duly executed counterpart of the Disclosure Letter;

(c)	a duly executed counterpart of the Milestone Loan Stock Instruments;

(d)	a duly executed counterpart of the Royalty Loan Stock Instruments; and

(e)	the Consultancy Contracts duly executed by the Company.

4.5	Neither the Sellers nor the Buyer shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

4.6	On and with effect from Completion, each Seller hereby appoints the Buyer as its lawful attorney for the purpose of signing any written resolutions (or receiving notices of and attending and voting at all meetings) of the members of the Company in respect of the Shares during the period commencing from Completion and ending on the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Shares and this power of attorney (which is given by way of security to secure the performance of obligations owed by each Seller to the Buyer under this Agreement) shall be irrevocable.

4.7	On Completion, each of the Sellers agrees to the termination and release of the Company’s liabilities and the release of the Company from all of its obligations under the Investment Agreement, including, without limitation, with respect to any rights a Seller may have to bring any claims against the Company for any breach of the Investment Agreement or any other document governing the conduct of the Company.

5.	CONSIDERATION SHARES

5.1	The Consideration Shares issued by the Guarantor to the Sellers shall rank equally in all respects with the existing shares of common stock in the issued share capital of the Guarantor.

5.2	The provisions of Schedule 11 shall apply.

6.	REPAYMENT OF MILESTONE CONSIDERATION

6.1	The provisions of Schedule 2 shall apply.

6.2	Notwithstanding anything else contained in this Agreement, the Buyer may at any time elect to redeem or repay in full all (but not some only) of the Milestone Loan Stock which, at the relevant date, may still fall due to be redeemed or repaid by the Buyer in accordance with the payment mechanism in the relevant Milestone Loan Stock Instruments (a “Voluntary Milestone Payment”). Any such payment shall constitute a full and final discharge of the liability of the Buyer (or any other member of the Buyer’s Group) to redeem and repay the Milestone Loan Stock.

7.	REPAYMENT OF ROYALTY CONSIDERATION

7.1	The provisions of Schedule 3 shall apply.

7.2	Notwithstanding anything else contained in this Agreement, the Buyer may at any time elect to redeem or repay in full all (but not some only) of the Royalty Loan Stock which, at the relevant date, may still fall due to be redeemed or repaid by the Buyer by in accordance with the payment mechanisms in the relevant Royalty Loan Stock Instruments (a “Voluntary Royalty Payment”). Any such payment shall constitute a full and final discharge of the liability of the Buyer (or any other member of the Buyer’s Group) to redeem and repay the Royalty Loan Stock.

8.	WARRANTIES

8.1	Each Seller severally warrants to the Buyer, in respect of itself only, that:

8.1.1	it/he is the sole legal and beneficial owner of the Shares specified next to his name in column 3 of the table set out in Part 1 of Schedule 1 (or is otherwise able to procure the transfer of the entire legal and beneficial interest in such Shares) free from all Encumbrances;

8.1.2	it/he has the necessary power and authority and has taken all necessary action to enter into and perform this Agreement;

8.1.3	if it is a Company Seller, that it is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

8.1.4	this Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on it/him in the terms of the Agreement and such other Transaction Documents;

8.1.5	no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any authority is required to be obtained, or made, by it/him to authorise the execution or performance of this Agreement by such persons;

8.1.6	the Consideration Shares to be issued to that Seller will be acquired for investment for his/its own account, not (save as disclosed in relation to the Company Sellers) as nominee or agent, and not with a view to the resale or distribution thereof;

8.1.7	the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Consideration Shares issued to it/him;

8.1.8	the Seller understands that the acquisition of the Consideration Shares involves substantial risk;

8.1.9	the Seller can bear the economic risk of its/his investment and has such knowledge and experience in financial or business matters that it/he is capable of evaluating the merits and risks of the investment in the Consideration Shares;

8.1.10	the Seller has had an opportunity to discuss the Guarantor’s business, management and financial affairs with the Guarantor and believes it/he has received all the information it/he considers necessary or appropriate for deciding whether to acquire the Consideration Shares;

8.1.11	the Seller understands that the Consideration Shares are characterized as “restricted securities” under the Securities Act, in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances; and

8.1.12	the Seller is familiar with Rule 144 of the Securities and Exchange Commission and understands the resale limitations imposed thereby and by the Securities Act.

8.2	The Warrantors jointly and severally warrant to the Buyer (subject to Clause 8.3) in the terms set out in Schedule 4.

8.3	The Warranties are subject to the provisions of Clause 9.

8.4	Each of the Warranties shall be interpreted as separate and independent so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty.

8.5	Any payment made by the Sellers to the Buyer pursuant to a claim under this Agreement (by set off against the Escrow Amount or amounts payable on the redemption or repayment of the Milestone Loan Stock) shall be treated as a reduction of the Consideration.

8.6	The Sellers make no representation and give no warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement or other Transaction Document. The Buyer shall not have any remedy in respect of any misrepresentation or untrue statement made by the Sellers unless and to the extent that a claim lies for breach of the warranties set out in Clause 8.1 or the Warranties. In particular, the Sellers disclaim all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (orally or in writing) to the Buyer (including, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by any officer, director, employee, agent, consultant or representative of the Company or otherwise made available by or on behalf of the Sellers).

8.7	Clause 8.6 shall not exclude any liability of the Sellers for fraudulent misrepresentation.

8.8	Save as a result of fraud or fraudulent misrepresentation by the Sellers, the Buyer’s only remedy for breach of the Warranties or the Principal Warranties shall be to claim for damages for breach of contract. Any claim for damages pursuant to the Warranties shall be subject to Clause 9 and Clause 19.2. The Buyer shall have no right to rescind or terminate this Agreement after Completion by reason of a breach of any of the Warranties.

9.	LIMITATIONS ON SELLERS’ LIABILITY

9.1	The maximum aggregate liability of each Seller under or in respect of any claim under or in connection with this Agreement shall not exceed the amount of Consideration actually received by such Seller (other than a Claim in respect of the Warranties which shall be limited as provided for in Clause 9.2 and Schedule 5).

9.2	The Warrantors’ liability in respect of Claims and Financial Indebtedness Claims shall be limited or excluded (as the case may be) by the provisions of Schedule 5.

10.	BUYER’S AND GUARANTOR’S WARRANTIES AND UNDERTAKINGS

Each of the Buyer and the Guarantor warrants to the Sellers in the terms set out in Schedule 6.

11.	DEVELOPMENT OF THE PRODUCTS

11.1	The Buyer shall, within one (1) month of Completion, provide to the Sellers the initial Development Plan and shall thereafter notify the Sellers of any material updates to the Development Plan in the six-monthly report referred to in Clause 11.5.

11.2	The Company shall, and the Buyer and all members of the Buyer’s Group shall, procure that the Company shall:

11.2.1	use Commercially Reasonable Efforts to implement the Development Plan;

11.2.2	use Commercially Reasonable Efforts to develop, have developed, make, have made, sell, have sold, commercialise or have commercialised the Products;

11.2.3	use Commercially Reasonable Efforts to achieve the Milestone Events; and

11.2.4	comply with its obligations pursuant to this Agreement,

in each case until the Milestone Drop Dead Date. It is hereby agreed and acknowledged that in the event the Company, the Buyer or a member of the Buyer’s Group has not undertaken any substantive development or commercialisation activities relating to the Products for a period of twelve (12) months, it shall be considered to have failed to use Commercially Reasonable Efforts to develop and/or commercialise the Products.

11.3	Neither the Company nor any other member of the Buyer’s Group shall be in breach of the obligations contained in Clause 11.2 by virtue of any matter which is outside the control of such party, including (without limitation) through any change in the regulatory regime relevant to the Product or any delay in the regulatory approval process for the Product in any relevant jurisdiction arising from a matter outside its control.

11.4	Each of the Sellers and Buyer shall appoint a specific individual who shall be available and shall act as a “Liaison Person” to facilitate communications among the parties relating to developmental activities as set out in, or contemplated by, the Development Plan. Any changes to a Liaison Person shall be notified to the other parties in writing. In the case of the Individual Sellers, the Liaison Person shall be the Sellers’ Representative and in the case of the Company Sellers, the Liaison Person shall by Aquarius Life Sciences Limited.

11.5	The Sellers’ Representative may request, and upon such request be provided with, no later than sixty (60) days from the date of request, a detailed summary of material development and commercialisation activities undertaken in respect of any Product. The reports provided for in this Clause 11.5 shall contain such detail as is reasonably required by the Sellers in order to determine whether the Company or the Buyer or any member of the Buyer’s Group are complying with their obligations under Clause 11.2 together with summaries of: (i) all clinical trials protocols; (ii) final study reports from any clinical trials and (iii) material correspondence with the Regulatory Authority. The Sellers’ Representative may not make more than two (2) requests for the reports provided for in this Clause 11.5 in any calendar year.

11.6	The parties shall communicate (to the extent not otherwise announced by the Buyer publicly pursuant to Clause 16) promptly to each other any material events in the research, development and commercialisation of Products and in particular any serious adverse events occurring during a Clinical Trial.

12.	SELLERS’ PROTECTIONS

12.1	The Shares and the Assets shall be freely transferable by the Buyer or the Company provided that:

12.1.1	the owner of the Shares and/or all or substantially all of the Assets and/or any right(s) or asset(s) which constitute all or substantially all of the Company’s economic value in the Products (“Substantial Interest”) has, concurrent with taking ownership of the Shares and/or all or substantially all of the Assets and/or a Substantial Interest, entered into a Deed of Accession with the Sellers pursuant to which it accedes to this Agreement, the Milestone Loan Stock Instruments and the Royalty Loan Stock Instruments as the Buyer and the Company and assumes all the obligations of the Buyer and the Company contained herein; and

12.1.2	the Buyer shall remain responsible to the Sellers for the performance of the obligations of the Buyer hereunder and under the Milestone Loan Stock Instruments and the Royalty Loan Stock Instruments as if such obligations had not been assumed by the new owner of the Shares or all or substantially all of the Assets and/or a Substantial Interest.

12.2	The Buyer covenants to the Sellers that, in the event it or any member of the Buyer’s Group grants a licence to a third party for the development, manufacture or commercialisation of any Products, such licence shall be on arm’s length terms and the Buyer shall remain bound by all of the obligations under this Agreement including but not limited to:

12.2.1	the obligations to redeem in cash the Milestone Loan Stock and/or the Royalty Loan Stock; and

12.2.2	the obligations set forth in Clause 11.2.

12.3	The Buyer undertakes that it shall not, and undertakes to procure that none of the Company or any member of the Buyer’s Group shall, enter into any transaction or series of transactions, without the prior written consent of the Sellers, which has, as one of its primary purposes, effects or results in the avoidance, reduction or alleviation of the Buyer’s obligations under this Agreement, including its obligations to redeem in cash the Milestone Loan Stock and/or the Royalty Loan Stock. Any transactions entered into in breach of this undertaking shall be void from the outset.

12.4	The Buyer and any members of the Buyer’s Group to whom the Buyer transfers any Shares shall exercise its rights as owner of the Shares to ensure the Company fully complies with its obligations under this Agreement. The Buyer may only allow a person to subscribe for shares in the capital of the Company if such person agrees to exercise its rights as owner of the Shares to ensure the Company fully complies with its obligations under this Agreement.

12.5	The provisions in this Clause 12 shall cease to apply following the redemption in full of the Milestone Loan Stock and the Royalty Loan Stock (including by a Voluntary Milestone Repayment or a Voluntary Royalty Payment) and the Buyer’s Group shall thereafter be subject to no restrictions as to how it may deal with the Shares in the Company or the Assets.

13.	SELLERS’ REPRESENTATIVE

13.1	Each Individual Seller hereby irrevocably appoints Duncan Peyton as Sellers’ Representative for the purpose of:

13.1.1	performing and completing the transactions and executing and delivering all documents contemplated by this Agreement;

13.1.2	receiving all notices and communications pursuant to this Agreement and service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions hereunder; and

13.1.3	settling or agreeing any dispute or claim arising out of or related to this Agreement, the Agreed Form Documents and any other documents to be executed on Completion (together, the “Transaction Documents”) and giving any waivers, consents or other approvals which he sees fit to give on behalf of any or all of the Individual Sellers pursuant to the Transaction Documents and the Buyer shall be entitled to deal with the Sellers’ Representative on that basis.

13.2	The Sellers’ Representative shall not be liable for any act or omission arising out of or in connection with this Agreement as the Sellers’ Representative unless caused by his bad faith. The Individual Sellers shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense whatsoever or howsoever incurred without bad faith on the part of the Sellers’ Representative and arising out of or in connection with the Sellers’ Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.

13.3	A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Individual Sellers and shall be final, binding and conclusive upon each of the Individual Sellers.

13.4	The Individual Sellers may from time to time appoint such other person or persons to be the Sellers’ Representative provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by, or on behalf of, Individual Sellers representing eighty (80) per cent, in nominal value of the Shares held by the Individual Sellers immediately prior to Completion.

14.	CONFIDENTIALITY

14.1	Subject to Clauses 14.3 and 16, each of the Sellers covenants with the Buyer that without the written consent of the Buyer it will not at any time make use of or disclose to any person any Confidential Information belonging to the Company or the Buyer.

14.2	Subject to Clauses 14.3 and 16, each Seller and the Buyer shall (and shall procure that all other members of the Buyer’s Group shall) keep strictly confidential all information received or obtained as a result of entering into or performing this Agreement including all information which relates specifically to:

14.2.1	the existence, subject matter or provisions of this Agreement or any document referred to in it;

14.2.2	the negotiations relating to this Agreement or any of the documents contemplated in it; and

14.2.3	the Sellers or the Buyer’s Group (as appropriate).

14.3	A party may disclose information which would otherwise be Confidential Information of another party or the Company if and to the extent:

14.3.1	required by the law or Tax Authorities of any relevant jurisdiction, or by any Regulatory Authority;

14.3.2	required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the US Securities and Exchange Commission, NASDAQ, London Stock Exchange plc, whether or not the requirement for information has the force of law;

14.3.3	disclosed on a strictly confidential basis to the professional advisers, auditors or bankers of that party;

14.3.4	the information has come into the public domain through no fault of that party;

14.3.5	the other party has given prior written approval to the disclosure;

14.3.6	the information has been received or obtained by the Sellers’ Representative and is being disclosed to one or all of the Sellers; or

14.3.7	required to enable that party to enforce its rights under this Agreement,

provided that any disclosure pursuant to Clauses 14.3.1 and 14.3.2 shall be disclosed only after notice to each other party which, for the avoidance of doubt, shall not include the contents of any such disclosure.

15.	RESTRICTIVE COVENANTS

15.1	Subject to Clause 15.3, each of Richard Stewart and Anthony Clarke undertakes to the Buyer that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

15.1.1	for a period of 18 months following Completion, be engaged, connected with or interested in any other business which (i) is involved in the sale or supply of goods or services which compete with the Product in the Field or (ii) engages in the research or development of products similar to the Products for use in the Field (save in each case for an investment in securities for investment purposes only where the Seller does not exercise, directly or indirectly, any management function or any material influence in that business); or

15.1.2	for a period of 18 months immediately following Completion, interfere with the continuance of supplies to the Company from any supplier who has been supplying goods or services to the Company at any time during the 12 months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services or otherwise alter the terms on which it trades with the Buyer’s Group; or

15.1.3	for a period of 18 months immediately following Completion, entice away from the Company any person employed in a managerial, technical or sales capacity with the Company at Completion where the person in question either has Confidential Information or would be in a position to exploit the Company’s trade connections; or

15.1.4	at any time following Completion use, or procure the use of, in connection with any business carried on by it which competes with the business then carried on by the Company, any of the names or logo confusingly similar to any names or logo currently or historically used by the Company in connection with goods or services then provided by the Company.

15.2	Each of the undertakings set out in this Clause 15 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful the remaining undertakings or part of the undertakings will continue in full force and effect and will bind each Seller.

15.3	Neither of Richard Stewart or Anthony Clarke shall be in breach of the provisions of Clause 15.1:

15.3.1	where he is then employed or engaged by the Company, the Buyer or a member of the Buyer’s Group and is properly performing his duties as such an employee or consultant;

15.3.2	as a result of holding any units of any authorised unit trust or not more than five per cent of any class of shares or securities of any company which is dealt on any recognised stock exchange (as defined by the Financial Services and Markets Act 2000) or the AIM market of the London Stock Exchange; or

15.3.3	if, in the case of Clause 15.1.3, such person is responding to a bona fide and genuine job advertisement not aimed at employees of the Buyer’s Group or makes an unsolicited approach to a relevant third party seeking employment.

16.	ANNOUNCEMENTS

16.1	Subject to Clause 16.2, any announcement, communication or circular by or on behalf of the Buyer and/or the Sellers relating to this Agreement shall be in terms agreed between the parties.

16.2	Clause 16.1 does not apply to an announcement, communication or circular required by law or the rules of any stock exchange or by any other regulatory body.

17.	NOTICES

17.1	Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing and delivered personally, or sent by first class pre-paid recorded delivery post (air mail if overseas) or email to the party due to receive such notice at the address or email address set out on page 1 of this Agreement or in in Part 1 of Schedule 1 or at its registered office from time to time (or to such other address or email address as may have been notified in writing to the other party in accordance with this Clause 17).

17.2	Subject to Clause 17.3, any notice or other communication shall be deemed to have been served:

17.2.1	if delivered personally, when left at the address referred to in Clause 17.1;

17.2.2	if sent by pre-paid recorded delivery post (other than air mail), two days after posting it;

17.2.3	if sent by air mail, six days after posting it; and

17.2.4	if sent by email, when it is actually received.

17.3	If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

18.	ENTIRE AGREEMENT

18.1	This Agreement and the Agreed Form Documents set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. Accordingly this Agreement supersedes and extinguishes any heads of agreement or memorandum of understanding as between the parties. It is agreed that:

18.1.1	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party or any of its Connected Persons which is not expressly set out or referred to in this Agreement;

18.1.2	a party may claim in contract for breach of Warranty under this Agreement but shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made before or in this Agreement) or untrue statement made by any other party or any of its Connected Persons;

18.1.3	this Clause 18 shall not exclude any liability or remedy for fraud or fraudulent misrepresentation or wilful misconduct by a party or any of its Connected Persons; and

18.1.4	save as expressly set out in this Agreement or in any other agreement or document referred to in this Agreement, no party or Connected Person shall owe any duty of care to any other party or any of its Connected Persons.

Each party contracts on the basis that this Clause 18 confers a benefit on each of its Connected Persons and that each Connected Person may enforce this Clause direct against each other party and any of its Connected Persons.

18.2	No future variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Buyer, the Company Sellers, Richard Stewart and the Sellers’ Representative.

19.	SET OFF

19.1	Without prejudice to the provisions of paragraph 3 of Schedule 2 and paragraph 3 of Schedule 3, and subject to Clauses 19.2 and 19.3 all sums payable by or on behalf of any party under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required to be made by the paying party by law.

19.2	Subject always to the limitations in Clause 9, where the Buyer seeks payment of any liability of the Warrantors to the Buyer under a judgment or other final determination of a Claim properly brought in compliance with Schedule 5 (including a signed settlement agreed between the parties), that payment shall be made solely out of the Escrow Amount and/or by set off against a proportion of the Buyer’s obligations to redeem Milestone Loan Stock (whether due at the relevant time, or in the future). The proportion of the set off for any one tranche of the Milestone Loan Stock shall not exceed 50% of that tranche. For the avoidance of doubt, the Buyer shall not be entitled to exercise any right of set off pursuant to this Clause 19.2 in respect of (i) a Claim which is not a Principal Warranty Claim and which may be settled from the Escrow Account pursuant to Schedule 8 or (ii) a Financial Indebtedness Claim.

19.3	Upon the set off pursuant to Clause 19.2, the relevant amount(s) set out in paragraphs 2.1.1 to 2.1.4 (inclusive) of Schedule 2 shall be reduced by an amount equal to the amount of such set off.

19.4	The Sellers shall have the right of set off as set out in Schedules 2 and 3.

20.	FURTHER ASSISTANCE

The Sellers shall at the Buyer’s cost do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents as the Buyer may from time to time reasonably require for the purpose of giving the Buyer the full benefit of the provisions of this Agreement.

21.	INVALIDITY

If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

22.	EFFECT OF COMPLETION

This Agreement and in particular the Warranties in so far as any of its provisions remain to be, or are capable of being, performed or observed, remain in full force and effect after Completion.

23.	WAIVER

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

24.	COSTS

The Buyer and the Sellers shall each pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

25.	ASSIGNMENT

This Agreement is personal to the parties and neither this Agreement nor any of the benefits arising under it shall be assignable without the prior written consent of the other parties and neither party shall purport to assign or transfer the same.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same document.

27.	GUARANTEE

27.1	In consideration of the Sellers entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Sellers, as a continuing independent and primary obligation and as principal debtor obligation, that the Buyer will comply, in a timely manner, with its obligations, commitments, undertakings and warranties under or pursuant to this Agreement and all other Transaction Documents (to which the Buyer is a party).

27.2	The Guarantor’s liability under this Clause 27 shall not be discharged, affected, reduced, released or impaired by:

27.2.1	any amendment, variation or assignment of this Agreement or any other Transaction Document (to which the Buyer is a party) or any waiver of any of the terms of this Agreement or any other Transaction Document (to which the Buyer is a party);

27.2.2	any forbearance, neglect or delay in seeking performance of the obligations of the Buyer under or pursuant to this Agreement and any other Transaction Document;

27.2.3	any release of, or granting of time or other indulgence to, the Buyer or any third party;

27.2.4	the illegality, invalidity or unenforceability of, or any defect in, any provision of this Agreement or any other Transaction Document or the obligations of the Buyer under any of them;

27.2.5	any winding-up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate authority of the Buyer; and

27.2.6	any other fact or event which would or may operate to impair, affect, reduce, release or discharge the Guarantor’s liability.

27.3	If and whenever the Buyer defaults for any reason whatsoever in the performance of any of its obligations under this Agreement or any other Transaction Document, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the obligations of the Buyer in regard to which such default has been made in the manner prescribed by this Agreement or any other Transaction Document, and so that the same benefits shall be conferred on the Sellers as they would have received if the obligations of the Buyer had been duly performed and satisfied by the Buyer.

27.4	This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until the obligations of the Buyer under this Agreement or any other Transaction Document (to which the Buyer is a party) shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the obligations of the Buyer under this Agreement or any other Transaction Document.

28.	LAW AND JURISDICTION

28.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English Law.

28.2	The parties hereby submit to the exclusive jurisdiction of the Courts of England and Wales in relation to any dispute or claim arising out of or in connection with this Agreement or in relation to its existence or validity (including non-contractual disputes or claims).

28.3	The parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective address set out in this Agreement, or, in the case of the Buyer, in accordance with Clause 28.

29.	SERVICE OF PROCESS

29.1	In relation to this Agreement, the Guarantor appoints the Buyer to be its agent for the receipt of service of Service Documents. Each party agrees that any Service Documents may be effectively served on the Guarantor in connection with any proceedings in England and Wales by service on the Guarantor’s agent effected in any manner permitted at that time by the Civil Procedure Rules of England and Wales, save that the parties agree that service shall not be permitted by e-mail.

29.2	If an agent at any time ceases for any reason to act as such for the Guarantor, the Guarantor shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.

29.3	A copy of any Service Document served on an agent shall also be sent directly to the Guarantor in accordance with the provisions of Clause 17 above. Failure or delay in so doing shall not prejudice the effectiveness of the service of the Service Document.

SIGNED by or on behalf of the parties as a DEED on the date which first appears in this Agreement.

SCHEDULE 1

PART 1

THE SELLERS

(1)	(2)	(3)
Name of Seller	Address / email address	Number and Class of Shares
Anthony Clarke	[***]	[***]
Richard Stewart	[***]	[***]
Anne Soenen-Darcis	[***]	[***]
Jennifer Watson	[***]	[***]
Reyker Nominees Limited (Registered number 02056221)	[***]	[***]
Aquarius Life Science Limited (Registered number 08284639)	[***]	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PART 2

ALLOCATION OF CONSIDERATION

1	2		3	4	5	6
Seller	Provisional Cash Consideration		Number of Consideration Shares	Nominal amount of Series A Loan Stock and Series B Loan Stock	Nominal amount of Series C Loan Stock and Series D Loan Stock	Nominal amount of Royalty Loan Stock
Anthony Clarke	[***]		[***]	[***]	[***]	[***]
Richard Stewart	[***]		[***]	[***]	[***]	[***]
Anne Soenen-Darcis	[***]		[***]	[***]	[***]	[***]
Jennifer Watson	[***]		[***]	[***]	[***]	[***]
Reyker Nominees Limited	[***]		[***]	[***]	[***]	[***]
Aquarius Life Science Limited (ordinary shares)	[***]		[***]	[***]	[***]	[***]
Aquarius Life Science Limited (growth shares)	[***]		[***]	[***]	[***]	[***]
TOTAL	[	***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PART 3

THE COMPANY

Name:	Brabant Pharma Limited

Registered number:	08330213

Previous company names and effective date(s) of change(s):	None

Registered office:	74 Gartside Street, Manchester, Greater Manchester, England, M3 3EL

Date and place of incorporation:	13 December 2012; England and Wales

Issued Share Capital:	£1997.89 divided into: • 146,275 ordinary shares of £0.01 each • 33,430 A ordinary shares of £0.01 each • 20,000 B ordinary shares of £0.01 each; and • 84 Growth ordinary shares of £0.01 each

Directors:	Anthony Clarke Richard Stewart Duncan Peyton Alexander Stevenson

Secretary:	None

Accounting reference date:	31 December

Registered Charges:	None

Auditors:	None

SCHEDULE 2

REPAYMENT OF MILESTONE CONSIDERATION

1.	MILESTONES

Milestone	Milestone Description	Longstop Date

Milestone 1 (“Milestone 1”)	[***]	[***]

Milestone 2 (“Milestone 2”)	[***]	[***]

Milestone 3 (“Milestone 3”)	[***]	[***]

Milestone 4 (“Milestone 4”)	[***]	[***]

2.	COVENANT TO PAY

2.1	In the event that the Company does not achieve:

2.1.1	Milestone 1 by the Milestone 1 Longstop Date, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to [***];

2.1.2	Milestone 2 by the Milestone 2 Longstop Date, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to [***];

2.1.3	Milestone 3 by the Milestone 3 Longstop Date, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to [***]; and

2.1.4	Milestone 4 by the Milestone 4 Longstop Date, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to [***].

2.2	Any amount payable by the Sellers to the Buyer pursuant to paragraph 2.1 of this Schedule shall be paid within 30 days of the relevant Milestone Longstop Date.

2.3	Any sums paid by the Sellers under this Schedule shall be treated, to the extent possible, as a reduction in the purchase price for the Shares.

3.	SET OFF

3.1	The Sellers may at any time, with or without notice to the Buyer, set off any liability of the Sellers to the Buyer under Milestone 1 against the Series A Loan Stock. The liability of the Sellers under Milestone 1 shall not exceed the value of the Series A Loan Stock.

3.2	The Sellers may at any time, with or without notice to the Buyer, set off any liability of the Sellers to the Buyer under Milestone 2 against the Series B Loan Stock. The liability of the Sellers under Milestone 2 shall not exceed the value of the Series B Loan Stock.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	The Sellers may at any time, with or without notice to the Buyer, set off any liability of the Sellers to the Buyer under Milestone 3 against the Series C Loan Stock. The liability of the Sellers under Milestone 3 shall not exceed the value of the Series C Loan Stock.

3.4	The Sellers may at any time, with or without notice to the Buyer, set off any liability of the Sellers to the Buyer under Milestone 4 against the Series D Loan Stock. The liability of the Sellers under Milestone 4 shall not exceed the value of the Series D Loan Stock.

3.5	The set-offs at paragraphs 3.1 to 3.4 of this Schedule shall be the sole remedy available to the Buyer in relation to any amounts payable by the Sellers pursuant to this Schedule 2

3.6	The Sellers may at any time, with or without notice to the Buyer, set off any liability of the Buyer to the Sellers under this Agreement against any liability of the Sellers to pay under this Schedule 2.

3.7	If the Buyer’s liabilities to be set off are expressed in different currencies, the Sellers may convert that liability at a market rate of exchange for the purpose of set-off.

3.8	Any obligation of the Sellers to make any payment pursuant to the provisions of Schedule 2 shall be reduced by any amount set-off against the Milestone Loan Stock in accordance with Clause 19.2 or paragraph 1.4 of Schedule 5.

3.9	Each Seller hereby irrevocably appoints the Sellers’ Representative as his agent and attorney to set off any liability of the Seller to the Buyer in respect of any Milestone against the relevant Loan Stock.

SCHEDULE 3

REPAYMENT OF ROYALTY CONSIDERATION

1.	ROYALTY MILESTONES

Royalty Milestone (the “Royalty Milestones”)	Milestone Description
Royalty Milestone 1	[***]
Royalty Milestone 2	[***]
Royalty Milestone 3	[***]
Royalty Milestone 4	[***]
Royalty Milestone 5	[***]
Royalty Milestone 6	[***]
Royalty Milestone 7	[***]
Royalty Milestone 8	[***]
Royalty Milestone 9	[***]
Royalty Milestone 10	[***]

2.	COVENANT TO PAY

2.1	In the event that the Company does not achieve some or all the Royalty Milestones by the Royalty Milestone Longstop Date, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to $[***] in respect of each Royalty Milestone not met, and such obligations may be fully discharged by the Sellers effecting a set-off pursuant to paragraph 3.

2.2	Any amount payable by the Sellers to the Buyer pursuant to paragraph 2.1 of this Schedule shall be paid within 30 days of the Royalty Milestone Longstop Date.

2.3	Any sums paid by the Sellers under this Schedule shall be treated, to the extent possible, as a reduction in the purchase price for the Shares.

3.	SET OFF

3.1	The Sellers may, at any time, with or without notice to the Buyer, set off any liability of the Sellers to the Buyer under this Schedule against any liability of the Buyer to the Sellers pursuant to the Royalty Loan Stock, whether either liability is present or future, liquidated or unliquidated.

3.2	If the Buyer’s liabilities to be set off are expressed in different currencies, the Seller may convert that liability at a market rate of exchange for the purpose of set-off.

3.3	The set-off at paragraph 3.1 shall be the sole remedy available to the Buyer in relation to any amounts payable by the Sellers pursuant to this Schedule 3.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4	Each Seller hereby irrevocably appoints the Sellers’ Representative as his agent and attorney to set off any liability of the Seller to the Buyer pursuant to this Schedule 3 against the relevant Royalty Loan Stock.

4.	CALCULATION OF NET SALES

Until the Royalty Milestone Longstop Date, the following provisions shall apply:

4.1.1	the Company and/or the Buyer shall, and will cause their affiliates and any licensees to, maintain complete and accurate books, records and accounts relevant for the calculation of Net Sales and any other amounts payable to the Sellers hereunder;

4.1.2	forty five (45) days after the end of each Quarter Day following the satisfaction of Milestone 4, the Company and/or the Buyer will provide to the Sellers’ Representative a report setting forth, on a Product-by-Product and country-by-country basis, the amount of gross sales of each Product, a calculation of Net Sales and any currency conversions made together with details of any payments made in that quarter under the Licence Agreement;

4.1.3	the Company may elect to grant licences to third parties, outside the United States, to develop, make and commercialise Products. While the definition of Net Sales requires sales made by such ex-US licencees to be included in such calculation of Net Sales, the Parties agree that, in any quarter, the sum to be included in the calculation of Net Sales in respect of sales in ex-US countries where the Company has granted a third party a licence shall not exceed the amount of royalties actually received from such third parties in that quarter less all sums actually paid by the Company under the Licence Agreement in that quarter;

4.1.4	the Buyer and/or the Company will notify the Seller Representative in writing within thirty (30) days of the achievement of each Royalty Milestone; and

4.1.5	the Sellers will have the right (at their request and cost) to appoint an independent, certified public accountant (reasonably acceptable to the Buyer, such consent not to be unreasonably withheld, delayed or conditioned), upon reasonable advance notice of not less than 30 calendar days and during normal business hours, but prior to the first Quarter Day in a calendar year and not more often than once in each calendar year, to examine such records of the Company related to the immediately preceding two calendar years (but not more) to determine the correctness of payment made under this Agreement and payable for any calendar quarter in such audited period. In addition, no audited period shall be examined on more than one occasion. Results of any such examination shall be made available to all parties except that said independent, certified public accountant shall verify to the Sellers such amounts and shall disclose no other information revealed in such audit. The examination shall also include disclosure of the methodology and calculations used to determine the results. The said independent, certified public accountant shall execute a written confidentiality agreement with the Buyer and the Company. The Sellers shall bear the full cost of the performance of any audit requested by the Sellers except as otherwise provided. If, as a result of any inspection of the books and records of the Buyer, it is shown that payments made by the Buyer to the Sellers under this Agreement were less than the amount which should have been paid then the Buyer shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) calendar days and the Buyer shall reimburse the Sellers for reasonable costs incurred by the Sellers in respect of such audit.

4.2	The following provisions shall be adhered to in the calculation of Net Sales:

4.2.1	if any Deductions are made from Net Sales and any refund of such Deduction is subsequently received, (including any reversal of bad debt allowances) such amount shall be appropriately credited to Net Sales upon receipt;

4.2.2	the Company may, at its option, allocate any Deductions from sales of Products based upon accruals estimated reasonably and consistent with the Company’s standard business practices. If the Buyer elects to utilise such accruals, actual deductions will be calculated and, if applicable, a “true-up” made, on an annual basis;

4.2.3	a transfer of Products from the Buyer or the Company to another member of the Buyer’s Group or to a licensee shall be deemed not to be a sale hereunder provided that if a sale of Products is to another member of the Buyer’s Group or a licensee, and such member of the Buyer’s Group or licensee is the end user of such Products, then the “amount invoiced with respect to such sale shall, for the purpose of calculating Net Sales, be the greater of (a) the actual amount invoiced or (b) the amount which would have been invoiced had such sale of the Products been to an arm’s length third party;

4.2.4	Products supplied by way of sample, or for use in any clinical trial carried out by or on behalf of the Buyer or any of its licensees shall be deemed not to be sales, and shall not be included within any Net Sales calculation;

4.2.5	in the event a Product is sold as part of a Combination Product or a Co-Packaged Product, the Net Sales from the Combination Products or the Co-Packaged Products shall be determined by multiplying the Net Sales of the Combination Products or the Co-Packaged Products (as defined in the Net Sales definition), during the applicable royalty reporting period, by the fraction:

A divided by (A + B)

where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Products or Co-Packaged Products when sold separately in finished form; and

4.2.6	in the event that the Product is never sold individually and is only ever sold as a Co-Packaged Products, then the gross invoiced sales figure to be used in the determination of the Net Sales shall be the volume of Product sold multiplied by the difference between the price of the Co-Packaged Products and the price of the other product (or aggregate price of the other products, as the case may be) with which the Products are co-packaged.

SCHEDULE 4

WARRANTIES

1.	SHARES, SUBSIDIARIES AND JOINT VENTURES

1.1	The Shares constitute the whole of the Company’s allotted and issued share capital and are fully paid or credited as fully paid.

1.2	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of the Company.

1.3	The Company does not have any subsidiary and the Company has not agreed to acquire an interest in any body corporate.

1.4	The Company does not hold or beneficially own, nor has it agreed to acquire, any interest of any nature in any shares, debentures or other securities of any company.

1.5	The Company is not, and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognised trade association) or other profit or income sharing arrangement.

1.6	The Company does not have any branch, agency or place of business outside the United Kingdom and does not use on its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

2.	CAPACITY

The	Company has the necessary power and authority to operate its business as conducted at the date of this Agreement.

3.	ACCOUNTS AND OTHER RECORDS

3.1	The Accounts:

3.1.1	give a true and fair view of the state of the Company’s affairs and of its assets and liabilities as at the date the Accounts were prepared; and

3.1.2	have been prepared in compliance with the Act and accounting standards generally accepted in the United Kingdom.

3.2	The Management Accounts:

3.2.1	have been prepared on a basis consistent with that employed in preparing the Accounts, in all material respects, and on a basis consistent with that employed in preparing the management accounts of the Group for the twelve months ending on 30 September 2014; and

3.2.2	having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets and profits or materially understate the liabilities and losses of the Company for the periods to which they relate.

3.3	The Company’s accounting reference date is as set out in Part 3 of Schedule 1.

3.4	The Company’s statutory books and books of accounts are in its possession or under its control, up-to-date and have in all material respects been properly kept and contain a record of the matters which should be dealt with in those books.

3.5	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company (copies of which are included in the Disclosure Letter) are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by law are annexed or incorporated.

3.6	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed or delivered.

4.	INFORMATION

The particulars relating to the Company contained in Part 3 of Schedule 1 to this Agreement are complete, accurate and not misleading.

5.	FINANCE

5.1	Details of all bank accounts maintained or used by the Company are set out in or attached to the Disclosure Letter.

5.2	The Company has no outstanding loan capital nor has it factored its debts or borrowed any money which it has not repaid nor has the Company engaged in financing of a type which would not require to be shown or reflected in audited accounts.

5.3	The Company has not created or agreed to create an Encumbrance or agreement for the postponement of debt (except in the ordinary course of business) for lien or set-off.

6.	CHANGES SINCE THE ACCOUNTS DATE

6.1	Since the Accounts Date:

6.1.1	the Company has conducted its business in the normal course and as a going concern;

6.1.2	there has been no material adverse change in the turnover, financial position or prospects of the Company;

6.1.3	the Company has not issued or agreed to issue any share or loan capital;

6.1.4	no dividend or other distribution of profits or assets has been, or has agreed to be, declared, made or paid by the Company;

6.1.5	the Company has not entered into any contract;

6.1.6	the Company has not incurred any material actual or contingent liability; and

6.1.7	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting.

7.	INSURANCE

No claim is outstanding under a policy of insurance held by the Company and so far as the Warrantors are aware no matter exists which might give rise to such a claim under any such policy.

8.	TRANSACTIONS WITH THE SELLERS

8.1	There is no outstanding Indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any Seller or any of its Affiliates and the Affiliates’ respective directors, officers, employees, agents, consultants and advisers.

8.2	The Sellers have not assigned to any person the benefit of a claim against the Company to which the Sellers would otherwise be entitled.

8.3	EFFECT OF SALE ON SHARES

8.4	Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will:

8.4.1	cause the Company to lose the benefit of any right or privilege it presently enjoys;

8.4.2	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company;

8.4.3	give rise to, or cause to become exercisable, any right of pre-emption over the Shares;

8.4.4	result in any supplier being entitled to or cause any supplier to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company;

8.4.5	result in a breach of contract, order, judgment, injunction, undertaking, decree or other like imposition;

8.4.6	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company;

8.4.7	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business;

8.4.8	result in any present or future Indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

8.4.9	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

9.	CONTRACTS

9.1	The Company is not party to any contractual agreements with a commitment of any party in excess of £10,000 other than the Material Contracts and the contracts to be terminated at Completion pursuant to this Agreement.

9.2	Copies of all of the Material Contracts are attached to the Disclosure Letter.

9.3	Each of the Material Contracts is in full force and effect and binding on the parties to it. No notice of termination of any Material Contract has been received or served by the Company and, so far as the Warrantors are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

9.4	There is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of the Company.

9.5	There is not outstanding any offer or tender which is capable of being converted by acceptance into an obligation of the Company.

9.6	Since the incorporation of the Company, there has been no substantial change in the basis or terms on which any person (including any supplier) is prepared to enter into contracts or do business with the Company.

9.7	The Company has not given any power of attorney which remains in effect nor has it given any other similar authority which is still outstanding (other than authority for an Employee to enter into routine trading contracts in the ordinary course of their duties).

10.	COMPLIANCE WITH LAWS AND DISPUTES

10.1	The Company has at all times conducted its business in accordance with all applicable laws.

10.2	Neither the Company nor any of its respective directors or any persons for whom it is vicariously liable nor any persons who perform services for and on behalf of the Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any authority (including pursuant to the Bribery Act 2010), and no such proceedings, investigations or inquiries have been threatened or are pending and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

11.	ANTI-TRUST

11.1	The Company has at all times conducted its business in accordance with all applicable Antitrust Laws.

11.2	The Company is not nor has it been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws.

12.	LITIGATION

The Company is not engaged in any litigation, arbitration or administrative proceedings and, so far as the Warrantors are, there are no litigation, arbitration or administrative proceedings, investigations or enquiries pending or threatened by or against the Company which might have a material effect on the Company’s business and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

13.	FINDER’S FEE ETC

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or any document to be executed at or before Completion in accordance with this Agreement.

14.	NO PROPERTY

The Company does not have any legal or equitable right, estate or interest in any land or buildings and does not use or occupy any land or buildings.

15.	ASSETS

The Company does not own any assets other than (i) rights under the Material Contracts, (ii) rights under the Licenses, (iii) the Patent Applications and (iv) the Intellectual Property.

16.	LICENCES

The Company has all Licences which are material and necessary for the proper carrying on of its business in the United Kingdom and, so far as the Warrantors are, there is no fact or circumstance existing that is likely to lead to the suspension or revocation of any such Licence.

17.	INSOLVENCY

17.1	In relation to the Company:

17.1.1	no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented that has not been withdrawn and no order has been made, for winding up;

17.1.2	no notice of intention to appoint an administrator has been filed and no application for the appointment of an administrator has been made by the Company, the directors or any creditor;

17.1.3	no holder of a qualifying floating charge has taken any steps to appoint an administrator pursuant to the provisions of the Insolvency Act 1986 as amended by the Enterprise Act 2002;

17.1.4	no administrative receiver, receiver, administrator, liquidator or provisional liquidator has been appointed;

17.1.5	there is no unsatisfied judgment or court order outstanding against the Company; and

17.1.6	so far as the Warrantors are aware, no meeting of its creditors, or any class of them, has been held or summoned, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986.

18.	INTELLECTUAL PROPERTY

18.1	The Disclosure Letter contains a summary list of all filed patent applications (the “Patent Applications”) made by or on behalf of the Company and a copy of each of the Patent Applications.

18.2	The Disclosure Letter contains complete and accurate details of all licences of Intellectual Property granted by the Company and all licences of Intellectual Property granted to the Company (in each case including, without limitation, research and development agreements, letters of consent, undertakings, and co-operation agreements entered into by the Company) (“IP Licences”).

18.3	The IP Licences are binding, in force and not subject to any restrictions save for those set out in the IP Licences.

18.4	No notice to terminate any of the IP Licences has been given or threatened and there are no other grounds on which any of the IP Licences may be terminated. No disputes have arisen or are foreseeable in connection with any IP Licence.

18.5	All Intellectual Property required by the Company to carry on its business at the date of Completion is either owned by or validly licensed to the Company and the Intellectual Property will not be lost or liable to termination as a result of the acquisition of the Shares or the execution or performance of any of the Transaction Documents.

18.6	The Company is the owner of the Patent Applications.

18.7	All application and renewal fees due at or before the date of Completion in respect of the Patent Applications have been paid.

18.8	In respect of the registrable Intellectual Property of the Company, all registry deadlines for payment of fees and registration of transactions have been met, and the registrations are not subject to removal, amendment, challenge or surrender (and the Sellers are not aware of any potential grounds for the same). The registrable Intellectual Property of the Company is set out in Schedule 7.

18.9	The Company is not, at the date of Completion, a party to any proceedings wherein a third party has asserted ownership of any of the Intellectual Property of the Company nor is it in receipt of any correspondence in which any such proceedings have been threatened.

18.10	The Company has not, as at the date of Completion, received notification from any patent office that any of the Patent Applications will not proceed to grant.

18.11	The Company is not, at the date of Completion, a party to any proceedings wherein a third party has asserted that the development, manufacture and/or commercialisation infringe the intellectual property right of that third party nor is it in receipt of any correspondence in which any such proceedings have been threatened.

18.12	To the best of the Warrantors’ knowledge and belief as at the date of Completion, having made the enquiries described in the Disclosure Letter, the manufacture and sale of the Product will not infringe the valid claims of any third party patents.

19.	DATA PROTECTION

19.1	The systems used by the Company to store or use personal data are all located inside the European Economic Area.

19.2	The Company operates appropriate measures and systems in order to prevent unauthorised access to or use of personal data held by the Company.

19.3	The Company is not party to an agreement that requires the transfer of personal data to a third party.

19.4	The Company has not received a written complaint or objection to its collection or use of personal data that remains unresolved.

19.5	The collection or use of personal data by the Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

20.	EMPLOYEES AND DIRECTORS

20.1	The Company does not have, and has never had, any employees other than the Employees.

20.2	There are no schemes in operation by, or in relation to, the Company under which any Employee of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company.

20.3	There are not in existence any consultancy agreements between the Company and any other person, firm or company.

20.4	The Company does not have in existence nor is it proposing to introduce any share incentive scheme, employee share trust or share option scheme for all or any of its Employees.

21.	PENSIONS

The Company has not at any time participated in any pension scheme for the benefit of its Employees.

22.	TAX

22.1	The Accounts make proper provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which the Company is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

22.2	The Company has within the relevant time limits correctly made all returns, given all notices and submitted all computations, accounts or other information required to be made, given or submitted to any Tax Authority and all such returns and other documentation were and are true, complete and accurate and the Company has not received notice that such returns and / or other documentation are the subject of any dispute with a Tax Authority.

22.3	All material records which the Company is required to keep for Tax purposes have been duly kept and the Company has in its possession or power all records and information which it needs to determine its liabilities to Tax.

22.4	All claims, elections and disclaimers assumed for the purposes of any returns to any Tax Authority have within the relevant time limits been correctly made and submitted, and remain valid in all respects.

22.5	The Company has no agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on the strict terms of relevant legislation or published practice of the relevant Tax Authority) and has not been granted any concession by a Tax Authority (other than a formal published extra statutory concession available generally to taxpayers) concerning in any way whatsoever its liability to Tax.

22.6	The Company has:

22.6.1	properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld; and

22.6.2	within the relevant time limits paid or accounted for all Tax which it is or was liable to pay or account for (including Tax required to be deducted or withheld from payments).

22.7	The Company is not liable to pay corporation tax in instalments for the accounting period which will be current at Completion.

22.8	The Company is not, and has not since incorporation been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor has it been involved in any dispute with, or the subject of an enquiry, assessment, review, audit, non-routine visit, or investigation by, a Tax Authority and there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry, assessment, review, audit, non-routine visit or investigation.

22.9	The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purposes or one of the main purposes was the avoidance of Tax.

22.10	No event has occurred (including without limitation the execution or implementation of this Agreement) in consequence of which the Company is or may be held liable for Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person.

22.11	The Company is not bound by or party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or any other contractual obligation to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person.

22.12	All transactions, agreements or arrangements to which the Company is a party to or otherwise involved in have been made on arm’s length and no notice or enquiry has been made by any Tax Authority in connection with any such transaction, agreement or arrangement and the Company holds adequate books and records for the purposes of evidencing the arm’s length nature of such transactions, agreements or arrangements.

22.13	The Company is not and has not ever been a close company for the purposes of United Kingdom Tax.

22.14	The Company is, and always has been, resident only in the United Kingdom for Tax purposes (and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention). The Company is not, and has not been, subject to Tax in any jurisdiction other than the United Kingdom and has not, and has never had, a branch or permanent establishment in a jurisdiction other than the United Kingdom.

22.15	The Company has properly operated the PAYE system and complied with all its obligations in respect of national insurance and has complied with all its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided for employees or directors (including former employees and directors) of the Company or others.

22.16	No employee or director or former employee or director of the Company or any person associated with any of them holds or has since incorporation held any shares or securities or options over or interests in any shares or securities of the Company and the Company could not be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

22.17	No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA.

22.18	The Company is not registered, and is not required to register, in the United Kingdom for the purposes of the legislation relating to VAT and is not registered, and is not required to register, in any other jurisdiction in respect of VAT or any similar tax.

22.19	The Company has not been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes.

22.20	All documents which are required to be stamped or are subject to a stamp, registration, transfer or similar tax and are in the possession of the Company or are necessary to establish the title of the Company to any asset or to enforce any rights and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

22.21	The Company is not, and has never been, a member of: (a) a group of companies; (b) a fiscal consolidation; (c) a consortium; or (d) a fiscal unity for any Tax purpose.

22.22	The Company has not:

22.22.1	received any value such that liability might arise under section 199 of IHTA; or

22.22.2	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA.

22.23	There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company and the Shares and assets of the Company are not subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA.

22.24	No asset owned by the Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA.

SCHEDULE 5

LIMITATIONS ON SELLERS’ AND WARRANTORS’ LIABILITY

(Clause 9)

1.	LIMITATIONS ON QUANTUM

1.1	The Warrantors shall have no liability whatsoever in respect of any Claim unless:

1.1.1	the liability of the Warrantors in respect of an individual Claim (or series of related Claims with respect to related facts or circumstances) exceeds [***] (excluding interest and costs) (a “Qualifying Claim”); and

1.1.2	the aggregate amount of the liability of the Warrantors for all such Qualifying Claims exceeds [***] (in which event the Warrantors shall be liable for the whole amount of such Qualifying Claims and not only for the excess over [***]).

1.2	The total aggregate liability of the Warrantors in respect of all Claims (other than Principal Warranty Claims) shall not exceed $2,000,000. For the avoidance of doubt, the sole remedy of the Buyer for all Claims (other than Principal Warranty Claims) shall be to payment from the Escrow Account in accordance with Schedule 8 and, after the release of the Escrow Amount shall be limited to the Escrow Amount paid out pursuant to paragraph 10 of Schedule 8 and the Buyer’s sole remedy for such claims shall be set off against the Milestone Loan Stock.

1.3	The total aggregate liability of the Warrantors in respect of each and all Principal Warranty Claims shall not exceed the combined total of (i) the Escrow Amount; and (ii) an amount equal to 50% of the aggregate nominal value of each of:

(a)	the Series A Loan Stock;

(b)	the Series B Loan Stock;

(c)	the Series C Loan Stock; and

(d)	the Series D Loan Stock.

1.4	The Buyer’s sole remedy for any and all Claims in excess of the Escrow Amount shall be set-off against the Milestone Loan Stock as set out in this Schedule and Clause 19.2.

1.5	In the event that the Buyer has any Claim and such Claim is agreed or finally determined (a “Finalised Claim”) then, subject to the provisions of Clause 19.2 and Schedule 5, the liability in respect of such Finalised Claim shall be discharged as follows:

1.5.1	first from the Escrow Account to the extent payable therefrom;

1.5.2	[***]

1.5.3	[***]

1.5.4	[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	TIME LIMITS FOR BRINGING CLAIMS

2.1	The Warrantors shall have no liability for a Claim unless they receive from the Buyer written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed):

2.1.1	on or before the date falling [***] after the Completion Date in respect of any Tax Claim; and

2.1.2	on or before the date falling [***] after the Completion Date in respect of a Claim (other than a Tax Claim).

2.2	Any Claim which has been made against the Warrantors (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of [***] commencing on the date on which notice of the Claim was given to the Warrantors in accordance with paragraph 2.1, unless legal proceedings in respect of the Claim shall have been commenced.

3.	GENERAL EXCLUSIONS ON LIABILITY

3.1	The Warrantors shall have no liability whatsoever in respect of a Claim if and to the extent that:

3.1.1	the matter giving rise to the Claim is Disclosed in the Disclosure Letter;

3.1.2	the Claim is attributable (in whole or in part) to any Event after Completion by or involving any member of the Buyer’s Group or any of their respective officers, employees or agents;

3.1.3	the Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body, in any such case not actually or prospectively in force at the date of this Agreement;

3.1.4	the Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting or commercial practices of the Buyer or the Company;

3.1.5	the matter giving rise to the Claim was allowed, provided for or reserved in the Accounts;

3.1.6	the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; or

3.1.7	the amount by which any liability or contingency (including any provision against liabilities) included in the Accounts is overstated or by which the value of any asset has been understated or is not included in the Accounts.

4.	NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

4.1	The Buyer shall not be entitled to recover more than once in respect of the same loss giving rise to a Claim or Financial Indebtedness Claim.

4.2	The Warrantors shall not be liable to the extent that the loss giving rise to the Claim is an amount for which the Company has made recovery from any person other than the Warrantors whether under any provision of applicable law, insurance policy or otherwise howsoever.

4.3	The Buyer shall procure that each member of the Buyer’s Group shall take all reasonable steps to avoid and/or mitigate the Warrantors’ liability under this Agreement.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4	Nothing in this Schedule shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Claim.

5.	CONDUCT OF CLAIMS

5.1	If any member of the Buyer’s Group becomes aware of any claim against it which might give rise to a Claim or Financial Indebtedness Claim then the following provisions shall apply:

5.1.1	the Buyer shall as soon as is reasonably practical give written notice to the Warrantors of the matter and thereafter shall regularly consult with the Warrantors with respect to the matter;

5.1.2	the Buyer shall provide, and shall procure that each member of the Buyer’s Group will provide, to the Warrantors and the Warrantors’ professional advisers access on reasonable notice to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Buyer’s Group for the purpose of investigating the matter and/or enabling the Warrantors to take such action as is referred to in paragraph 5.1.5(a), provided that the giving of such assistance does not unduly interfere with the operation by the Buyer’s Group of its business and provided also that the Warrantors be liable for all third party costs reasonably incurred in providing such assistance;

5.1.3	once a Claim, Financial Indebtedness Claim, potential Claim or potential Financial Indebtedness Claim has been notified to the Warrantors, the Buyer shall and shall procure that all other members of the Buyer’s Group retain and preserves all relevant assets, documents, records and information within the power, possession or control of the Buyer’s Group of, or relating to the Company which are or may be relevant in connection with any Claim or Financial Indebtedness Claim for so long as any actual or prospective Claims or Financial Indebtedness Claims remain outstanding;

5.1.4	the Warrantors shall at their own cost be entitled to copies of any of the documents or records;

5.1.5	the Buyer shall and shall procure that each member of the Buyer’s Group will:

(a)	take such action and institute such proceedings, and give such information and assistance, as the Warrantors may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter, save that the Buyer shall not be required to take any action which, in its sole opinion, would or might adversely affect the goodwill or reputation of the relevant member of the Buyer’s Group; and

(b)	not make, and shall procure that no member of the Buyer’s Group shall make, any admission of liability in respect of or compromise or settle any such claim and matter, unless the Buyer has first consulted the Warrantors in relation to such proposed settlement, provided that in each case the Warrantors shall indemnify and hold harmless each member of the Buyer’s Group to the Buyer’s satisfaction for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Warrantors.

6.	RECOVERY FROM THIRD PARTIES

6.1	Where the Company or the Buyer (or any other member of the Buyer’s Group) is or maybe entitled to recover a Benefit from a third party which is referable to a fact, matter, event or circumstance giving rise to a Claim (a “Third Party Claim”), the Buyer shall (or, as appropriate, shall procure that the Company or other member of the Buyer’s Group shall):

6.1.1	give written notice to the Warrantors of the matter or Benefit and thereafter shall regularly consult with the Warrantors with respect to the matter;

6.1.2	before seeking to recover any amount from the Warrantors under this Agreement first use reasonable endeavours (whether by way of a claim against its insurers or otherwise and including but without limitation proceedings or otherwise as the Warrantors may reasonably require) to enforce a Third Party Claim or recover a Benefit;

6.1.3	take such action and institute such proceedings, and give such information and assistance, as the Warrantors may reasonably request to enforce against any person (other than the Warrantors) the rights of any member of the Buyer’s Group in relation to any Third Party Claim provided that the Warrantors shall indemnify each member of the Buyer’s Group for all reasonable costs and expenses properly incurred as a result of any request or nomination by the Warrantors, in each case except where any such action would or might, in the sole opinion of the Buyer, adversely affect the reputation or goodwill of the relevant member of the Buyer’s Group.

6.2	Where the Company or the Buyer (or any other member of the Buyer’s Group) recovers a Benefit from a third party which is referable to a fact, matter, event or circumstance giving rise to a Claim or obtains a Benefit which is so referable, the Buyer shall (or, as appropriate, shall procure that the Company or other member of the Buyer’s Group shall pay to the Warrantors an amount equal to the amount of the Benefit (less any costs incurred in recovering or obtaining such Benefit and any tax actually suffered thereon) to the extent that such amount does not exceed the aggregate amounts set off by the Buyer pursuant to Clause 19 in respect of all Claims. Any amount not so paid to the Warrantors shall be carried forward and set off against any future Claims.

7.	INSURANCE

If at any time after Completion the Warrantors (or any of them) wish to insure all or any part of their liability in respect of Claims, the Buyer shall provide such information as any prospective insurer or broker may reasonably require before effecting such insurance.

8.	KNOWLEDGE

The Buyer confirms on behalf of itself and as trustee for each member of the Buyer’s Group that at the date of this Agreement it is not actually aware of any breach of Warranty.

SCHEDULE 6

THE BUYER’S WARRANTIES

(Clause 10)

1.	It has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents which are to be executed by it at Completion (the “Completion Documents”).

2.	This Agreement constitutes, and its Completion Documents will when executed by it constitute, valid and binding obligations of it in accordance with their respective terms.

3.	No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any authority is required to be obtained, or made, by it to authorise its execution or performance of this Agreement or its Completion Documents.

4.	It is acting as principal and not as agent or broker for any other person and with respect to the Buyer only, save as previously disclosed in writing to the Sellers, immediately following its purchase of the Shares, no person other than the Buyer will be interested in the Shares. For the purposes of this paragraph the word “interested” shall bear the same meaning as in Part 22 of the Act.

5.	The creation, issue and allotment of the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock to the Sellers will comply with all applicable laws and the Buyer has power to create, allot and issue the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock and to enter into and perform this Agreement, the Milestone Loan Stock Instruments and the Royalty Loan Stock Instruments without any further sanction or consent by the members of the Buyer or any class of them and there is no consent required by the Buyer for the issue and allotment of the Consideration Shares, the Milestone Loan Stock and the Royalty Loan Stock which has not been unconditionally and irrevocably obtained.

6.	The allotment and issue of the Consideration Share, the Milestone Loan Stock and the Royalty Loan Stock to the Sellers will not exceed or infringe any restrictions or the terms of any contract, obligation or commitment to bind or binding upon the Guarantor or the Buyer (as applicable) or result in the imposition or variation of any rights or obligations of the Guarantor or the Buyer (as applicable).

SCHEDULE 7

INTELLECTUAL PROPERTY

Patents

[***]

Trade Marks

Applications covering the mark BRABAFEN have been filed in the US and EU. The US application is pending and the EU registration has granted.

[***]

Trade Mark Family	Territory	Application No.	Filing Date	Mark Protected	Classes Covered	Status	Comments
1	EU	12228474	16 October 2013	BRABAFEN	5, 16, 44	Registered
	US	86/190,314	16 October 2013	BRABAFEN	5	Pending	Clear examination report issued on 19 May 2014

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 8

ESCROW ACCOUNT

1.	The Buyer shall for a period of six (6) months commencing on the day after Completion (the “Escrow Period”) be entitled to be paid in accordance with the provisions of this Schedule from the Escrow Amount the amount of any claim in respect of a Claim or Financial Indebtedness Claim that is agreed or finally determined as a valid claim.

2.	In settling a Claim or Financial Indebtedness Claim, as the case may be, the Buyer shall give the Warrantors notice of the Claim or Financial Indebtedness Claim, as the case may be, stating the nature of the Claim or Financial Indebtedness Claim, as the case may be, the amount claimed and a reasonable estimate of the Buyer’s costs in connection with enforcing the Claim or Financial Indebtedness Claim, as the case may be, (together an “Amount Claimed”).

3.	Within 14 days starting on the day after receipt of notice of the Claim or Financial Indebtedness Claim, as the case may be, the Warrantors or the Sellers’ Solicitors shall give the Buyer notice stating:

3.1	whether or not the Warrantors accept liability for the Claim or Financial Indebtedness Claim, as the case may be; and

3.2	whether or not the Warrantors accept the Amount Claimed and if it does not accept the Amount Claimed, that part of the Amount Claimed that it does accept (if any).

4.	If the Warrantors or the Sellers’ Solicitors fail to give notice in accordance with paragraph 3 of this Schedule, the Amount Claimed shall be paid to the Buyer out of the Escrow Amount.

5.	If the Warrantors accept liability in respect of a Claim or Financial Indebtedness Claim, as the case may be, but accept only part of the Amount Claimed that part of the Amount Claimed that is accepted shall be paid to the Buyer out of the Escrow Amount.

6.	If the Warrantors accept the Amount Claimed or there is a determination of the amount payable in respect of the Claim or Financial Indebtedness Claim, as the case may be, by a court of competent jurisdiction, the amount so accepted or determined (less any money previously paid under paragraph 5 of this Schedule in respect of such Claim or Financial Indebtedness Claim, as the case may be) shall be paid to the Buyer out of the Escrow Account.

7.	To the extent that a payment to the Buyer out of the Escrow Amount in respect of a Principal Warranty Claim or Financial Indebtedness Claim, as the case may be, is less than the Amount Claimed it shall be a payment on account of the amount agreed or determined to be payable in respect of that Claim or Financial Indebtedness Claim, as the case may be. The Buyer’s sole remedy in the case of any excess shall be set-off in accordance with Clause 19 of this Agreement.

8.	The Buyer and the Sellers shall ensure that all rights to the Escrow Amount remain free from any Encumbrance except as set out in this Schedule.

9.	If the Sellers or the Buyer are entitled to the Escrow Amount (or part thereof) the Buyer and the Sellers’ Representative shall within 7 days commencing on the day the entitlement arises jointly instruct the Escrow Agent in accordance with the Escrow Agreement to release the money to the Sellers or the Buyer, as appropriate.

10.	Upon the expiration of the Escrow Period and thereafter the amount then standing to the credit of the Escrow Account (less the total of all the outstanding amounts claimed in respect of which payment has not been made and the amounts referred to in paragraph 12 of this Schedule) shall be paid to the Sellers in such proportions as are set out against their name in column 2 of Part 2 of Schedule 1.

11.	The Buyer and the Sellers shall be entitled to withdraw from the Escrow Account amounts equal to any tax on the interest earned on the monies in the Escrow Account for which they are or may become liable.

12.	Any costs incurred in respect of the establishment and maintenance of the Escrow Account shall be debited to the Escrow Account.

13.	Any payment made by or on behalf of the Sellers pursuant to this Schedule shall be treated as if it had been made in their due proportions as specified in column 2 of Part 2 of Schedule 1.

SCHEDULE 9

DEED OF ACCESSION

THIS DEED OF ACCESSION is made on [            ] (the “Effective Date”)

BETWEEN:-

(1)	ZOGENIX EUROPE LIMITED a company incorporated in England and Wales with registered number 07275920, whose registered office is situated at 11th floor Whitefriars, Lewins Mead, Bristol BS1 2NT (the “Buyer”);

(2)	ZOGENIX, INC. a company incorporated in the State of Delaware with registered 4157281, whose principal place of business is at 12400 High Bluff Drive, Suite 650, San Diego CA 92130, USA (the “Guarantor”);

(3)	BRABANT PHARMA LIMITED a company incorporated in England and Wales with registered number 08330213, whose registered office is situated at 74 Gartside Street, Manchester M3 3EL, UK (the “Company”); and

(4)	[ ] a company incorporated in [ ] with registered number [ ], whose principal place of business is at [ ] (the “Acceding Party”).

each being a “Party” and collectively “the Parties”.

BACKGROUND:-

(A)	By a sale and purchase agreement entered into between (1) the Sellers, (2) the Buyer, (3) the Guarantor and (4) the Company on or around 23 October 2014 (the “Agreement”) the Sellers agreed to sell, and the Buyer agreed to buy, the entire issued share capital of Brabant Pharma Limited, subject to the terms and conditions of the Agreement.

(B)	Pursuant to Clause 12 of the Agreement, the Buyer agreed that concurrent with each subsequent transfer of the Shares or the Assets the new transferee shall enter into a deed of accession in the form set out in Schedule 9 of the Agreement;

(C)	The Parties now wish to enter into this Deed so that the Buyer may make, and the Acceding Party may receive, a transfer of the Shares or the Assets in accordance with the terms and conditions of the Agreement.

IT IS AGREED as follows:-

1.	DEFINITIONS

Save where the context otherwise requires words and expressions used in this Deed shall have the meaning ascribed to them in the Agreement.

2.	ACCESSION

2.1	With effect from the date of this Deed the Acceding Party undertakes to and covenants with the Sellers to assume, observe, perform and be bound by all of the obligations and liabilities of the Buyer and the Company (in respect of the Agreement only) set out in the Agreement, the Milestone Loan Stock Instruments and the Royalty Loan Stock Instruments.

2.2	The Acceding Party confirms that it has been provided with a copy of the Agreement and has made itself aware of the obligations and liabilities to which it will be subject from the Effective Date.

2.3	With effect from the Effective Date, any express or implied reference to the Agreement in any agreement between any Parties to this Deed shall be deemed to be a reference to the Agreement as amended by this Deed.

3.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by each of the Parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

4.	LAW AND JURISDICTION

4.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

4.2	The Parties hereby submit to the exclusive jurisdiction of the Courts of England and Wales in relation to any dispute or claim arising out of or in connection with this Deed or the Agreement or in relation to its existence or validity (including non-contractual disputes or claims).

4.3	The Parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective address set out in the Agreement, or, in the case of the Buyer, in accordance with Clause 28 of the Agreement.

IN WITNESS WHEREOF this Deed has been executed by each of the Parties and is intended to be and is hereby delivered on the Effective Date.

SCHEDULE 10

MATERIAL CONTRACTS

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 11

REGISTRATION OF CONSIDERATION SHARES

1.	Registration for Resale.

1.1	Registrable Securities. For purposes of this Agreement, the term “Registrable Securities” shall mean (i) the Consideration Shares issued to any Seller hereunder, (ii) any securities of Buyer issued or issuable by Buyer in respect of such Consideration Shares whether by means of a stock split, stock dividend or otherwise, and (iii) any other securities issued or issuable by Buyer in respect of the securities referred to in clauses (i) and (ii) above, whether by means of a merger, consolidation, recapitalization, reorganization or similar event.

1.2	Resale Registration Statement. The Buyer agrees that, within 90 days following Completion, it will file a registration statement on Form S-3, or such other form under the Securities Act of 1933, as amended (the “Securities Act”) then available to the Buyer, providing for the resale pursuant to Rule 415 from time to time, and on a continuing basis, by each holder thereof (each a “Holder”), of the Registrable Securities (such registration statement, including the prospectus, any pre-effective or post-effective amendments and supplements thereto, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, therein being hereinafter referred to as the “Resale Registration Statement”). The Buyer shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the United States Securities and Exchange Commission (the “Commission”) as promptly as practicable following such filing; provided, however, that the Buyer will be permitted to postpone or suspend (upon written notice to the Holders) the filing or the effectiveness of the Resale Registration Statement (on one or more occasions) if (x) the Buyer’s Board of Directors determines in its reasonable judgment that the filing or effectiveness of the Resale Registration Statement would have a material adverse effect on any proposal or plan by the Buyer to engage in any debt or equity offering, material acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction, or (y) the disclosure requirements of the Securities Act in connection with the Resale Registration Statement would require the Buyer to include material information (including information to supplement, update or correct existing disclosures) that has not theretofore been included or incorporated by reference in the Resale Registration Statement and the Buyer’s Board of Directors has determined in its reasonable judgment that the Buyer has a bona fide business reason not to disclose such material information; provided, that the aggregate number of days the Buyer shall be permitted to so postpone or suspend the effectiveness of the Resale Registration Statement shall not exceed an aggregate of ninety (90) days in any period of twelve ((12) consecutive months); and further provided, that the period of effectiveness referred to in paragraph 1.4.1 below shall be extended by the duration of any such suspension of effectiveness.

1.3	Withdrawal. Any Holder on behalf of whom any Registrable Securities have been included in the Resale Registration Statement shall have the right to withdraw any or all of the Registrable Securities to be registered thereby by giving written notice to such effect to the Buyer prior to the effective date of such registration statement.

1.4	Registration Procedures. In connection with the Resale Registration Statement, the Buyer shall:

1.4.1	use commercially reasonable efforts to cause the registration statement to become and remain effective for a continuous period of not less than two (2) years or, if earlier, until all of the Registrable Securities included in such registration statement have been sold thereunder or the date on which all of the Registrable Securities may be resold by each of the Holders without registration pursuant to Rule 144 without volume or manner of sale limitations, and shall use reasonable best efforts to as promptly as is practicable obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

1.4.2	notify as promptly as reasonably practicable each seller of Registrable Securities of each of (A) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (B) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing;

1.4.3	if requested, furnish to each seller of Registrable Securities, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement, and prospectus supplements and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller; provided, that the Buyer shall have no obligation to provide any document pursuant to this section that is available on the Commission’s EDGAR system;

1.4.4	use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the holders of Registrable Securities reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Buyer shall not be required to (x) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this paragraph, or (z) consent to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);

1.4.5	notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and as promptly as reasonably practicable prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

1.4.6	use commercially reasonable efforts to cause all Registrable Securities so registered to be listed on The Nasdaq Global Market or such other national securities exchange or established over-the-counter market as is then the principal market on which or through which similar securities of the Buyer are then listed or traded;

1.4.7	provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

1.4.8	use commercially reasonable efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended); and

1.4.9	permit any Holder, which Holder, in its reasonable judgment, might be deemed to be an underwriter or controlling Person of the Buyer, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Buyer in writing, that in the reasonable judgment of such Holder and such Holder’s counsel should be included.

1.5	Expenses. All expenses incident to the Buyer’s performance of, or compliance with, its obligations under this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of the Buyer’s independent counsel ((collectively, the “Registration Expenses”) shall be borne by the Buyer. The Buyer shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by the Holders in connection with the sale of Registrable Securities. The Buyer will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Buyer are then listed or traded or for listing on any other exchange or automated quotation system.

1.6	Buyer’s obligations under Clause 5.2 of the Agreement and paragraph 1 of this Schedule 11 shall terminate, with respect to each Holder, on the date on which all of such Holder’s Registrable Securities may be sold within a 90-day period pursuant to Rule 144 under the Securities Act.

2.	Indemnification.

2.1	By the Buyer. The Buyer agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such holder (each, an “Indemnified Person”) against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such Indemnified Person for such costs as incurred) (collectively, the “Losses”) caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Resale Registration Statement or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Buyer by or on behalf of such holder in writing expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Buyer has furnished such holder with a sufficient number of copies of the same and notified such holder of such obligation.

2.2

By the Holders. In connection with any Resale Registration Statement in which a holder of Registrable Securities is participating pursuant to this Agreement, each such holder will, if requested, furnish to the Buyer in writing information regarding such holder’s ownership of Registrable Securities and, to the fullest extent permitted by law, shall, severally and not jointly, indemnify the Buyer, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Buyer against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Buyer in writing by or on behalf of such holder; provided, however, that each holder’s obligation to indemnify the Buyer hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Buyer in excess of such apportionment; and provided, further (i) that each holder’s obligation to indemnify the Buyer hereunder shall be apportioned between each holder as is appropriate to reflect the relative fault of such holder on the one hand, and of each other holder on the other, in connection with the statements or omissions that resulted in such Losses. The relative fault of each holder on the one hand, and each other holder on the other, shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such holder and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

2.3	Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

2.4	Defense of Actions. In any case in which any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or if a conflict or potential conflict of interest exists, in either of which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnifying party shall lose its right to defend, contest, litigate, and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed).

2.5	Jointly Indemnifiable Claims. Given that an Indemnified Person may be entitled to indemnification (a “Jointly Indemnifiable Claim”) from both the Buyer, pursuant to this Agreement, and from any other Person, whether pursuant to applicable law, any indemnification agreement, the organizational documents of such Person or otherwise (the “Indemnitee-Related Entities”), the Buyer acknowledges and agrees that the Buyer shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Buyer be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnified Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Buyer hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Buyer, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this paragraph, entitled to enforce this paragraph against the Buyer as though each such Indemnitee-Related Entity were a party to this Agreement.

2.6	Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

2.7	Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances, including the relative fault of such Person, in connection with the statements or omissions that resulted in Losses. The relative fault of each Person shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Holder (and no Affiliate of such Holder) shall be required to make a contribution in excess of (i) the net amount received by such Holder (or its Affiliate) from the sale of Registrable Securities.

3.	Removal of Legends from Shares.

3.1	Legend Removal. To the extent that any Registrable Securities represented by certificates bear a restrictive legend, such legend shall be promptly removed from the Registrable Securities and the Buyer shall issue, or cause to be issued, to a Holder a certificate for such Registrable Securities without such legend or any other legend, or, if so requested by such Holder, by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if one of the following conditions is met: (a) such Registrable Securities are eligible for resale pursuant to Rule 144 of the Securities Act without regard to any volume limitations; (b) in connection with a sale, assignment or other transfer of such Registrable Securities, such Holder provides the Buyer with an opinion of counsel, in a generally acceptable form to the Buyer and its transfer agent, to the effect that such sale, assignment or transfer of such Registrable Securities may be made without registration under the applicable requirements of the Securities Act and that the legend can be removed from the Shares; or (c) the Registrable Securities are registered for resale pursuant to an effective registration statement under the Securities Act.

3.2	Fees and expenses. Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend (but not the legal fees and expenses of counsel to a Holder) shall be borne by the Buyer. At any time as a legend is no longer required for any Registrable Securities, the Buyer will use its best efforts to no later than three (3) trading days following the delivery by a Holder to the Buyer or its transfer agent (with notice to the Buyer) of a legended certificate representing such Shares (endorsed or with stock powers attached and otherwise in form necessary to effect the reissuance and/or transfer) (such third trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate representing such Registrable Securities that is free from all restrictive and other legends. The Buyer may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this section. Certificates for Registrable Securities subject to legend removal hereunder may be transmitted by the transfer agent to such Holder by crediting the account of such Holder’s prime broker with DTC as directed by such Holder.

3.3	Buy-in. If the Buyer shall fail for any reason or for no reason to issue to a Holder unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to such

Holder, if on or after the trading day immediately following such three (3) trading day period, such Holder purchases, or a broker through whom such Holder has sold Shares (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of Registrable Securities such Holder anticipated receiving from the Buyer without any restrictive legend (a “Buy-In”), then the Buyer shall, within three (3) business days after such Holder’s request, honour its obligation to deliver to such Holder a certificate or certificates without restrictive legends representing such Registrable Securities and pay cash to such Holder in an amount equal to the excess (if any) of such Holder’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of such shares of Common Stock, times (ii) the closing bid price on the Legend Removal Date.

3.4	Furnish Information. It shall be a condition of the Buyer’s obligations to take any actions under this Agreement with respect to the registration of a Holder’s Registrable Securities that such Holder shall promptly furnish to the Buyer, upon request, such reasonable and customary information regarding itself, such Holder’s Registrable Securities and intended method of disposition of such Registrable Securities. In connection therewith, each Holder shall be required to represent to the Buyer that all information which is given is both complete and accurate in all material respects when made.

3.5	Current Public Information. The Buyer hereby agrees that it shall take all action necessary or advisable to comply with, and to maintain compliance with, the current public information requirement of Rule 144(c)(i) or 144(i)(2) of the Securities Act in order to facilitate sales of Registrable Securities by the Holders pursuant to Rule 144, until the earlier of (i) the second anniversary of the date if this Agreement, (ii) six months after such date as all of the Holders’ Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144(b) or any other rule of similar effect or (iii) such date as all of the Holders’ Registrable Securities shall have been resold.

SCHEDULE 12

ESTIMATED NET CASH AMOUNT

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***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION PAGE

SIGNED by ANTHONY CLARKE in the presence of:	) /s/ Anthony Clarke )

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SIGNED by RICHARD STEWART in the presence of:	) /s/ Richard Stewart )

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SIGNED by ANNE SOENEN-DARCIS in the presence of:	) /s/ Anne Soenen-Darcis )

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SIGNED by JENNIFER WATSON in the presence of:	) /s/ Jennifer Watson )

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SIGNED by a duly authorised officer for and on behalf of REYKER NOMINEES LIMITED in the presence of:	) /s/ Francesca Russell ) ) )

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SIGNED by a duly authorised officer for and on behalf of AQUARIUS LIFE SCIENCE LIMITED in the presence of:	) /s/ Duncan Peyton ) ) )

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SIGNED by a duly authorised officer for and on behalf of ZOGENIX, INC. in the presence of:	) /s/ Roger L. Hawley ) ) )

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SIGNED by a duly authorised officer for and on behalf of ZOGENIX EUROPE LIMITED in the presence of:	) /s/ Roger L. Hawley ) ) )

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SIGNED by a duly authorised officer for and on behalf of BRABANT PHARMA LIMITED in the presence of:	) /s/ Richard Stewart ) ) )

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